UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

ARABIAN AMERICAN DEVELOPMENT COMPANY

(Name of Registrant as specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Arabian American Development Co.
1600 Hwy 6 South, Suite 240
Sugar Land, TX  77478
(409) 385-8300
April 25, 2012

To Our Stockholders:

On behalf of the Board of Directors, I cordially invite you to attend the 2012 Annual Stockholders’ Meeting on Wednesday, June 6, 2012, at 10:00 a.m., Central Daylight Time.  The meeting will be held at the Company’s petrochemical facility, South Hampton Resources, Inc., 7752 FM 418, Silsbee, Texas 77656.  If you plan to attend the meeting in person, please rsvp.

Matters to be acted upon at the meeting are described in the attached Notice of 2012 Annual Meeting of Stockholders and Proxy Statement.  We have also included a copy of our Annual Report on Form 10-K for the year ended December 31, 2011, for your review.

Your vote on the business to be considered at the meeting is important regardless of the number of shares you own.  Whether or not you plan to attend, please vote your proxy promptly in accordance with the instructions on the enclosed proxy card.  If you do attend the meeting, you may, of course, withdraw your proxy should you wish to vote in person.

Sincerely,

/s/ Nicholas Carter
Nicholas Carter
Chairman of the Board
President
Chief Executive Officer

ARABIAN AMERICAN DEVELOPMENT COMPANY
(“Arabian American”)
1600 Hwy 6 South, Suite 240
Sugar Land, TX  77478
(409) 385-8300

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:		10:00 a.m. – 12:00 noon CDT, June 6, 2012

Place:		South Hampton Resources, Inc.
7752 FM 418
Silsbee, TX 77656
Items of Business:	(1)	Election/re-election of members to the Board of Directors
	(2)	Ratification of the selection of BKM Sowan Horan, LLP as the Company’s independent registered public accounting firm for 2012
	(3)	Advisory vote on executive compensation
	(4)	Approval of the Company’s Stock and Incentive Plan
	(5)	Consider and act upon such other business as may properly come before the meeting.

Adjournments and Postponements:
Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date:
You are entitled to vote only if you were an Arabian American Development Company stockholder of record as of the close of business on April 18, 2012.  Your vote is important. We encourage you to vote by proxy, even if you plan to attend the meeting.  You may vote your proxy by telephone, Internet or mail.  A toll-free telephone number and website address are included on your proxy card.

Meeting Admission:
You are entitled to attend the annual meeting only if you were an Arabian American stockholder of record as of the close of business on April 18, 2012, or hold a valid proxy for the annual meeting.  You should be prepared to present photo identification for admittance.  If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you should provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to April 18, 2012, a copy of the voting instruction card provided by your broker, trustee or nominee, or similar evidence of ownership.  If you do not provide photo identification and comply with the other procedures outlined above, you will not be admitted to the annual meeting.

This notice of annual meeting and proxy statement and form of proxy are being distributed on or about April 25, 2012.

/s/ Connie Cook
Connie Cook, Secretary

PROXY STATEMENT

GENERAL EXPLANATION OF MATERIALS INCLUDED

This proxy statement is furnished in connection with the solicitation of proxies by The Board of Directors (the “Board”) of Arabian American Development Company, a Delaware corporation (the “Company”), for the Company’s Annual Meeting of Stockholders which is scheduled to take place on June 6, 2012.  This proxy statement provides a description of the business matters to be covered at the annual meeting.  As a stockholder, you are entitled and encouraged to attend the annual meeting and to vote on the matters described in this proxy statement.  Detailed information on voting is provided below.

In addition to notifying you of the upcoming annual meeting of stockholders, we request your vote on the matters to be covered at the annual meeting.  In making this solicitation, the Company will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. Proxies may be solicited in person by our employees, or by mail, courier, telephone, email, or facsimile.  We estimate that approximately $20,000 will be spent in connection with the solicitation of stockholders.  This amount does not include salaries or wages of regular employees or officers who may assist with this solicitation.

Specific Items of Business

The following four proposals will be presented at the meeting for your vote.  Space is provided in the accompanying proxy card to vote for, against, or abstain from voting on each of the proposals. If you vote using the telephone or Internet, you will be instructed how to vote on these issues.
(1)	The election/re-election of directors,

(2)	The ratification of selection of independent registered public accounting firm,

(3)	The advisory vote on executive compensation, and

(4)	The approval of the Company’s Stock and Incentive Plan.

PROPOSAL NO. 1

ELECTION/RE-ELECTION OF DIRECTORS

There are two directors standing for re-election to our Board this year.  The nominees are Allen P. McKee and John R. Townsend. They have each served as a director since the last annual meeting and will serve a three year term expiring in 2015.

There is one director standing for election to our Board this year.  The nominee is Joseph P. Palm.  Mr. Palm was appointed as a director to our Board in May of 2011.  He will serve a two year term expiring in 2014.

There are no family relationships among our executive officers and directors.

If you sign your proxy or voting instruction card but do not give instructions with respect to voting for directors, your shares will be voted for the person(s) recommended by the Board.  If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy or voting instruction card.

The nominees have indicated to the Company that they will be available to serve as directors.  In the event that the nominee should become unavailable, however, the proxy holders, Nicholas Carter and/or Connie Cook, will vote for a nominee or nominees designated by the Board.

If an incumbent director nominee receives a greater number of votes “AGAINST” his or her election than votes “FOR” such election, he or she is required to tender his or her resignation for consideration by the Nominating Committee in accordance with Board policy.

Vote Required

Each director nominee who receives more “FOR” votes than “AGAINST” votes representing shares of Company common stock present in person or represented by proxy and entitled to be voted at the annual meeting will be elected.

Our Board recommends a vote FOR the election to the BOARD of the following nominees:

Allen P. McKee Director since 2009 Age 70
Mr. Allen P. McKee, a US citizen, has an extensive background in investment evaluation and management as well as international finance. He has been an advisor to Fal Holdings Arabia Co. Ltd., Riyadh, since its inception in 1977.  Mr. McKee served as president of Montgomery Associates Inc. from 1975-2000, a firm focusing on both venture-stage companies and real property investments. From 1974-78 he was an advisor to companies seeking funding through the International Finance Corp (World Bank Group) and regional development banks.  From 1971-74, Mr. McKee served as vice president of Union International (Union Bank’s international venture subsidiary) and previously was investment officer with BankAmerica International Financial Corp.  From 1967-70 he was area relations officer on the headquarters staff overseeing the Middle East banking group at Bank of America.  He holds a Bachelor of Arts Degree in Economics from the University of Michigan (1964) and a Masters of Business Administration Degree in Finance from the University of California, Berkeley (1971).  Mr. McKee served as a naval officer in the US Pacific Fleet from 1964-67.   He was appointed to the Board of AMAK in 2009 and serves on the audit, nominations and compensation committees of the Company, chairing the latter.  We believe that his knowledge of the Middle East and finance and accounting provide a critical resource and skill set to our Board of Directors.

John R. Townsend Director since 2011 Age 58
Mr. John R. Townsend, a US citizen, has a Bachelor of Science in Chemical Engineering from Louisiana Tech University with over 30 years’ experience in the petrochemical industry garnered through his employment with Mobil Chemical Company which subsequently became ExxonMobil Chemical Company.  During his tenure he held the positions of Technical Service Engineer, Technical Department Section Supervisor, Planning Associate, Operations Manager, Plant Manager and Site Manager.  We believe that with his vast experience and knowledge of the industry, Mr. Townsend provides a critical resources and skill set to our Board of Directors.

Joseph P. Palm Director since 2011 Age 68
Mr. Joseph P. Palm, a US citizen, has a Masters of Business Administration Degree from Xavier University with over 40 years of experience in the chemical industry.  From 1967-1995 Mr. Palm served Rohm and Haas Company in varying positions including Market Manager, Business Development Manager, Product Safety Manager, and Market Development Analyst.  From 1997-2010 he served INEOS Oligomers as Business Development Manager and Marketing Manager.  We believe that his knowledge and experience provide valuable resources to our Board of Directors.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

The Company is committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining the Company’s integrity in the marketplace.  The Company has adopted Corporate Governance Guidelines and Standards of Business Conduct that apply to the Company’s principal executive officer, principal financial officer, controller, and all other employees and directors.  The Company’s Standards of Business Conduct, in conjunction with the Certificate of Incorporation, By-laws and Board committee charters, form the framework for governance of the Company.

The Company’s Corporate Governance Guidelines, Standards of Business Conduct, Certificate of Incorporation, By-laws and Board committee charters are available on the Company’s website at www.arabianamericandev.com.  Stockholders may also request free printed copies of these from the Corporate Secretary at the address on page 36.

Board Leadership Structure

The Board believes the interests of all shareholders are best served at the present time through a leadership model with a combined Chairman/CEO position, due to the Company’s relatively small market cap, and the fact that the Chairman position merely administers Board meetings and has no special authority.  The current CEO possesses an in-depth knowledge of the Company and the array of challenges to be faced. This knowledge was gained through more than 34 years of successful experience in progressively more senior positions.  The Board believes that these experiences and other insights put the CEO in the best position to provide broad leadership for the Board as it considers strategy and as it exercises its fiduciary responsibilities to shareholders.  Further, the Board has demonstrated its commitment and ability to provide independent oversight of management.  Each independent director has access to the CEO and other Company executives on request; may call meetings of the independent directors; and, may request agenda topics to be added or dealt with in more detail at meetings of the full Board or an appropriate Board committee.

Board Policy Regarding Voting for Directors

The Company has implemented a plurality vote standard in the election of directors.  In addition, the Company has adopted a policy whereby any incumbent director nominee who receives a greater number of votes “AGAINST” his or her election than votes “FOR” such election will tender his or her resignation for consideration by the Nominating Committee.  The Nominating Committee will recommend to the Board the action to be taken with respect to such offer of resignation.

Board Independence

The Company has implemented a policy that a majority of the Board will consist of independent directors.  The Board has determined that the non-employee director nominees, Allen P. McKee, John R. Townsend, and Joseph P. Palm, standing for election and each of the members of each Board committee are independent within the meaning of the Company’s director independence standards.  The Company standards reflect NYSE corporate governance listing standards.  In addition, each member of the Audit Committee met the heightened independence standards required for audit committee members under the NYSE listing standards.

Meetings of the Board and Its Committees

Because of the geographical distance between members of the Board, meetings are typically held via telephone conference call.  In the instance where all members cannot be contacted at once, members may be contacted individually, and upon agreement, Unanimous Consent Resolutions are signed.  During 2011 the Board held six meetings.

The Company’s Director Independence Standards

An independent director is a person other than an executive officer or employee of the Company or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
A director will not be considered independent in the following circumstances:

(1)	The director is, or has been in the past three years, an employee of the Company or an employee of any parent or subsidiary of the Company;

(2)
The director has accepted, or has a family member who has accepted during any twelve-month period within the last three years, more than $120,000 in compensation from the Company, other than compensation for Board or Board Committee service, compensation received by the director’s immediate family member for service as a non-executive employee of the Company, and benefits under a tax-qualified retirement plan, or non-discretionary compensation.

(3)	The director is a family member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer;

(4)
The director is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than (i) payments arising solely from investments in the company’s securities; or (ii) payments under non-discretionary charitable contribution matching programs;

(5)
The director is, or has an immediate family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company serve on the compensation committee of such other entity; or

(6)
The director is, or has a family member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

For these purposes, a “family member” means a person’s spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s home.

Board Structure and Committee Composition

As of the date of this proxy statement, our Board has five directors and the following three standing committees: (1) Audit, (2) Compensation, and (3) Nominating/Governance.  Committee membership and meetings during the last fiscal year and the function of each of the standing committees are described below.  Each of the standing committees operates under a written charter adopted by the Board.  Committee charters are available on the Company’s website at www.arabianamericandev.com.  Free printed copies are also available to any stockholder who makes a request to the address on page 36.  Each current director attended at least 75% of all Board and applicable standing committee meetings during 2011.  Directors are also encouraged to attend annual meetings of Company stockholders.

Name of Director	Audit	Compensation	Nominating/Governance
Non-Employee Directors:
Ghazi Sultan1
Allen P. McKee2	Member	Chair	Member
John R. Townsend3	Chair	Member	Member
Joseph P. Palm4	Member	Member	Chair
Employee Directors:
Nicholas N. Carter

Number of Meetings in Fiscal 2011	5	6	2

Notes to Board Committee Table

1	Mr. Sultan was elected to the Board in September 1993.
2
Mr. McKee was elected to the Board on April 28, 2009.  He joined the Nominating/Governance, Audit and Compensation Committees on April 28, 2009.  He became the Chair of the Compensation Committee in February 2010.

3
Mr. Townsend was appointed to the Board in February 2011 and subsequently elected on June 8, 2011.  He joined the Audit and Compensation Committees upon his appointment.  He became Chair of the Audit Committee on April 7, 2011.  He was appointed to the Nominating/Governance Committee on June 9, 2011.

4
Mr. Palm was appointed to the Board in May 2011.  He joined the Audit, Compensation, and Nominating/Governance Committees on June 9, 2011.  He became Chair of the Nominating/Governance Committee on June 9, 2011.

Audit Committee

The Company has a separately-designated standing Audit Committee established in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Audit Committee assists the Board in fulfilling its responsibilities for generally overseeing the Company’s financial reporting processes and the audit of the Company’s financial statements, including the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the independent registered public accounting firm, the performance of the Company’s internal audit function and the independent registered public accounting firm, risk assessment and risk management, and finance and investment functions.  Among other things, the Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement; annually reviews its charter and performance; appoints, evaluates and determines the compensation of the independent registered public accounting firm; reviews and approves the scope of the annual audit, the audit fee and the financial statements; reviews and approves all permissible non-audit services to be performed by the independent registered public accounting firm; reviews the Company’s disclosure controls and procedures, internal controls, information security policies, internal audit function, and corporate policies with respect to financial information and earnings guidance; reviews regulatory and accounting initiatives and off-balance sheet structures, oversees the Company’s compliance programs with respect to legal and regulatory requirements; oversees investigations into complaints concerning financial matters; reviews other risks that may have a significant impact on the Company’s financial statements; reviews and oversees treasury matters, the Company’s loans and debt, loan guarantees and outsourcings; reviews the Company’s capitalization and operations; and coordinates with the Compensation Committee regarding the cost, funding and financial impact of the Company’s equity compensation plans and benefit programs.  The Audit Committee works closely with management as well as the independent registered public accounting firm.  The Audit Committee has the authority to obtain advice, assistance from, and receive appropriate funding from the Company for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.

The Board determined that each of John R. Townsend, Chair of the Audit Committee, and Audit Committee members Allen P. McKee and Joseph P. Palm are independent pursuant to NYSE listing standards governing audit committee members.  The Board also determined that Allen P. McKee is an audit committee financial expert as defined by SEC rules and NYSE listing standards.

The charter of the Audit Committee is available on the Company’s website at www.arabianamericandev.com.  A free printed copy is also available to any stockholder who requests it from the Corporate Secretary at the address on page 36.

Compensation Committee

The Compensation Committee discharges the Board’s responsibilities relating to the compensation of the Company’s executives and directors; prepares the report required to be included in the annual proxy statement; provides general oversight of the Company’s compensation structure; reviews and provides guidance on the Company’s human resources programs; and retains and approves the terms of the retention of compensation consultants and other compensation experts.  Other specific duties and responsibilities of the Compensation Committee include reviewing and approving objectives relevant to executive officer compensation, evaluating performance and determining the compensation of executive officers in accordance with those objectives; approving severance arrangements and other applicable agreements for executive officers; overseeing the Company’s equity-based and incentive compensation plans; overseeing non-equity based benefit plans and approving any changes to such plans involving a material financial commitment by the Company; monitoring workforce management programs; establishing compensation policies and practices for service on the Board and its committees; developing guidelines for and monitoring director and executive stock ownership; and annually evaluating its performance and its charter.

The individuals serving on the Compensation Committee of the Board of Directors are Allen P. McKee (Chair), John R. Townsend, and Joseph P. Palm.  The Board determined that each of the Committee members is independent pursuant to NYSE listing standards governing nominating committee members.

The charter of the Compensation Committee is available on the Company’s website at www.arabianamericandev.com.  A free printed copy is also available to any stockholder who requests it from the Corporate Secretary at the address on page 36.

Nominating/Governance Committee

The Nominating/Governance Committee recommends candidates to be nominated for election as directors at the Company’s annual meeting, consistent with criteria approved by the Board; develops and regularly reviews corporate governance principles and related policies for approval by the Board; oversees the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently; and sees that proper attention is given and effective responses are made to stockholder concerns regarding corporate governance.  Other specific duties and responsibilities of the Nominating/Governance Committee include: annually assessing the size and composition of the Board, including developing and reviewing director qualifications for approval by the Board; identifying and recruiting new directors and considering candidates proposed by stockholders; recommending assignments of directors to committees to ensure that committee membership complies with applicable laws and listing standards; conducting a preliminary review of director independence and financial literacy and expertise of Audit Committee members and making recommendations to the Board relating to such matters; and overseeing director orientation and continuing education.  The Nominating/Governance Committee also reviews and approves any executive officers for purposes of Section 16 of the Exchange Act (“Section 16 Officers”) standing for election for outside for-profit boards of directors; and reviews stockholder proposals and recommends Board responses.

The individuals serving on the Nominating/Governance Committee of the Board of Directors are Joseph P. Palm (Chair), John R. Townsend, and Allen P. McKee.  The Board determined that each of the Committee members is independent pursuant to NYSE listing standards governing nominating committee members.

The charter of the Nominating/Governance Committee is available on the Company’s website at www.arabianamericandev.com.  A free printed copy is also available to any stockholder who requests it from the Corporate Secretary at the address on page 36.

Stockholder Recommendations

The policy of the Nominating/Governance Committee is to consider properly submitted stockholder recommendations of candidates for membership on the Board as described below under “Identifying and Evaluating Candidates for Directors.”  In evaluating such recommendations, the Nominating/Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth below under “Director Qualifications.”  Any stockholder recommendations proposed for consideration by the Nominating/Governance Committee should include the candidate’s name and qualifications for Board membership and should be addressed to the Corporate Secretary at the address on page 36.

Director Qualifications

The Company maintains certain criteria that apply to nominees recommended for a position on the Company’s Board.  Under these criteria, members of the Board should have the highest professional and personal ethics and values, consistent with longstanding Company values and standards.  They should have broad experience at the policy-making level in business, government, education, technology or public service.  They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience.  Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties.  Each director must represent the interests of all stockholders of the Company.

Identifying and Evaluating Candidates for Directors

The Nominating/Governance Committee uses a variety of methods for identifying and evaluating nominees for director.  The Nominating/Governance Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise.  In the event that vacancies are anticipated, or otherwise arise, the Nominating/Governance Committee considers various potential candidates for director.  Candidates may come to the attention of the Nominating/Governance Committee through current Board members, professional search firms, stockholders or other persons.  Identified candidates are evaluated at regular or special meetings of the Nominating/Governance Committee and may be considered at any point during the year.  As described above, the Nominating/Governance Committee considers properly submitted stockholder recommendations for candidates for the Board to be included in the Company’s proxy statement.  Following verification of the stockholder status of people proposing candidates, recommendations are considered together by the Nominating/Governance Committee at a regularly scheduled meeting, which is generally the first or second meeting prior to the issuance of the proxy statement for the Company’s annual meeting.  If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominating/Governance Committee.  In evaluating such nominations, the Nominating/Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

The Company recognizes the strength and effectiveness of the Board reflects the balance, experience, and diversity of the individual directors; their commitment; and importantly, the ability of directors to work effectively as a group in carrying out their responsibilities. The Company seeks candidates with diverse backgrounds who possess knowledge and skills in areas of importance to the Corporation.  In addition to seeking a diverse set of business or academic experiences, the Nominating/Governance Committee seeks a mix of nominees whose perspectives reflect diverse life experiences and backgrounds. The Nominating/Governance Committee does not use quotas but considers diversity when evaluating potential new directors.

Executive Sessions

Executive sessions of independent directors are held at least three times a year.  Each session is scheduled and chaired by one of the independent directors on a rotational basis.  Any independent director may request that an additional executive session be scheduled.

Communications with the Board

Individuals may communicate with the Board by contacting:

Nicholas N. Carter
Arabian American Development Company
P. O. Box 1636
Silsbee, TX  77656

All directors have access to this correspondence.  In accordance with instructions from the Board, the Secretary to the Board reviews all correspondence, organizes the communications for review by the Board and relays communications to the full Board or individual directors, as appropriate.  The Company’s independent directors have requested that certain items that are unrelated to the Board’s duties, such as spam, junk mail, mass mailings, solicitations, resumes and job inquiries, not be forwarded.

Communications that are intended specifically for the lead independent director, the independent directors or non-management directors should be sent to the address noted above to the attention of the lead independent director.

COMMON STOCK OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of December 31, 2011, concerning beneficial ownership by:

(1)
Company directors and nominees, each of the named executive officers, and all individuals owning more than 5% of the Company’s outstanding Common Stock, set forth in the Summary Compensation Table on page 24; and

(2)	Current directors and Company executive officers as a group.

The information provided in the table is based on the Company’s records, information filed with the SEC and information provided to the Company, except where otherwise noted.

The number of shares beneficially owned by each entity or individual is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rules, beneficial ownership includes any shares as to which the entity or individual has sole or shared voting power or investment power and also any shares that the entity or individual has the right to acquire as of March 1, 2012, through the exercise of any stock option or other right.  Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table.

BENEFICIAL OWNERSHIP TABLE

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership1		Percent of Class
Current Directors and Nominees:
Ghazi Sultan	150,000	(2)(3)	0.6%
Allen P. McKee	71,667	(2)(3)	0.3%
Current Director, Nominee or Named Executive Officer:
Nicholas N. Carter	526,995	(2)(3)	2.2%
Connie J. Cook	62,512	(2)(3)	0.3%
Mark D. Williamson	52,707	(2)(3)	0.2%
Ronald R. Franklin	27,262	(2)(3)	0.1%
All current directors and executive officers as a group (6 persons)	891,143	(3)	3.7%

Individuals with beneficial ownership of more than 5% of outstanding Common Stock
Fahad Mohammed Saleh Al Athel	4,111,557		17.1%
Wellington Management Company LLP	1,688,478		7.0%
Prince Talal Bin Abdul Aziz	1,272,680		5.2%
Notes to Beneficial Ownership Table

(1) Unless otherwise indicated, to the knowledge of the Company, all shares are owned directly and the owner has sole voting and investment power (includes shares of restricted stock).

(2) Includes 96,167 aggregated shares which these directors have the right to acquire through the exercise of presently exercisable stock options.

(3) Includes 242,955 aggregated shares which certain directors and executive officers have the right to acquire through the exercise of stock options or other rights exercisable presently or within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our directors, executive officers and holders of more than 10% of Company common stock to file reports with the SEC regarding their ownership and changes in ownership of our securities.  The Company believes that during fiscal 2011, its directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements. In making these statements, the Company has relied upon examination of the copies of Forms 3, 4, and 5, and amendments thereto, provided to the Company and the written representations of its directors, executive officers and 10% stockholders.

EXECUTIVE COMPENSATION

This Compensation Discussion and Analysis presents information about the compensation of our officers named in the Summary Compensation Table on page 24 (the “Named Executive Officers” or “NEOs”).  Our executive compensation program is designed to promote a strong culture of leadership development, aligned with performance improvement (focused on both growth and productivity) and integrity, which in turn drives financial performance that provides value to our shareholders.  The main components of our executive compensation program include base salary and annual and long-term incentives (total direct compensation).  By having two of the three main components of executive pay based upon corporate performance our incentive program is designed to emphasize a pay-for-performance relationship.

•
Annual incentive awards consist of cash bonuses generated under our annual incentive program and our legacy profit sharing.  Cash awards under our annual incentive plan are tied to financial results (Operating Income). Our profit sharing program is available to all petrochemical segment employees (including our NEOs) and is based on cash flow from the petrochemical segment of the business. Our NEOs have historically participated in the profit sharing program with all of our petrochemical employees.  We have seen a connection between our executives and our other employees when everyone gathers for a quarterly meeting to discuss Company performance.  The checks that are handed out to each participant in attendance reflect the operating results of the previous quarter.  Everyone from our lowest hourly rate petrochemical employee to our CEO feel the excitement or disappointment with the size of their respective profit sharing checks.  We feel that it is important to continue this practice and do not want to disrupt this employee-wide participation and personal connection and identification with corporate’s quarterly results.  For reasons stated below, we implemented a new annual incentive program for our NEOs in 2010 which could have eliminated the need for NEO participation in our profit sharing program.  However, rather than eliminate NEO participation from the profit sharing plan we simply net out any quarterly payment made throughout the year from the bonus generated under the new annual incentive program.  By doing this we maintain the connection between our executives and other employees.  Both bonuses and profit sharing awards are paid in cash and provide a strong link between pay and performance as they are directly determined by Operating Income and profitability.

•
We issued equity to our executives in the form of stock options under the 2008 long-term incentive program.  All remaining stock options authorized for issuance by our shareholders under the 2008 long-term incentive program were granted to our executives in 2011. The equity-based reward to our executives is highly correlated to the investment success of our shareholders as options hold value only as our stock price increases above the strike price.

Our long-term success depends on our people.  We strive to ensure that our employees’ contribution and performance are recognized and rewarded through a competitive compensation program.  We target an executive compensation package that is competitive against the market in which we compete for talent.  A substantial portion of any of our executives’ annual total compensation package is variable compensation tied to performance (i.e., Operating Income).  We designed our incentive program in such a way that if performance is at or above targeted levels, the executive’s total compensation will be at or above targeted levels.  Conversely, if performance is below targeted levels, the executive’s compensation will be below targeted levels.

Executive Compensation Program Design

Base Salary.  Base salaries provide for competitive pay based on the market value of the position and meet the objective of attracting and retaining talent needed to run the business.  Salaries are reviewed by the Compensation Committee (the “Committee”) annually.  Salary increases may be given based on individual factors, such as competencies, skills, experience, performance and market practices.  There are no specific weightings assigned to these individual factors.  Annual salary increases are generally effective in January.  Increases may also be given when executives assume new roles or are promoted.

Annual Cash Incentive Plan.  We use pre-bonus Operating Income as the financial metric for annual executive bonus awards.  The Committee believes that this is the best financial metric to use as a company performance indicator because it excludes items outside of management’s control such as tax and interest rates.  In addition, pre-bonus Operating Income is easily determinable because it is a line item on the Company’s Consolidated Statements of Income and is equal to Revenues less Operating Costs and Expenses, General Administrative Expenses and depreciation.

Once financials are available at the conclusion of the fiscal year, the Committee reviews our pre-bonus Operating Income results and chooses to exclude or adjust certain items to ensure that award payments reflect the core operating performance of the business.  Examples include scenarios where the Company’s product prices decline by 50% or more or increase by 100% or more. Operating Income measures our ability to generate income after covering operating costs and general and administrative expenses.  Operating Income represents a challenging performance metric because feedstock costs and product prices have been very volatile in recent years.  Operating Income grows by not only increasing revenues through increased sales or improved product prices, but also by maintaining product  margins, reducing costs and managing assets.  The primary challenge lies in maintaining reasonable product margins, especially when feedstock prices are rapidly changing from one month to the next.

Thus annual cash bonuses are designed to motivate and reward NEOs and all other executives on the achievement of Company goals for the performance year.  Our annual incentive plan is designed to allow NEOs and other executives to earn up to 200% of their target bonus based upon performance achieved.  Each executive’s target bonus is expressed as a percentage of base salary.  The bonus levels below were adopted by the Committee for 2011 and remain unchanged going forward into 2012.

Participant Title	Target Bonus (as % of Base Salary)	Max		Maximum Bonus (as % of Base Salary)
President and CEO	80%	2	X	160%
Chief Financial Officer	45%	2	X	90%
Vice President of Marketing	45%	2	X	90%
Vice President of Manufacturing	50%	2	X	100%

2011

Bonus payouts were determined by measuring performance on both a corporate and personal level.

•
20% of the target bonus was based upon individual performance.  Each of the goals were equally weighted in this portion of a participant’s target bonus (i.e., if there were two individual performance goals then 10% of the target bonus each).  The Committee was responsible for determining the President/CEO’s performance relative to any individual goals.  The President/CEO determined the performance of his direct reports and makes a recommendation for approval to the Committee.

•
80% of the target bonus was based upon corporate performance and was determined by the achievement of a pre-established Operating Income goal.  Actual Operating Income relative to the Operating Income goal determined the multiple to be applied to this portion of a participant’s bonus.  For example, if 100% (“Target” Performance) of the Operating Income goal was met, then a 1.00X multiple was applied to 80% of the participant’s target bonus.  Threshold payouts occurred when 80% of the Operating Income goal was met (“Threshold” Performance).  In this case a 0.50X multiple was applied to 80% of the participant’s Target bonus.  Performance below Threshold (80%

Target of Operating Income) resulted in a zero dollar payout.  The Maximum payout occurred when actual Operating Income was greater than or equal to 140% of the Operating Income goal (“Maximum” Performance).  If Maximum Performance was achieved, a 2.25X multiple was applied to 80% of the participant’s Target bonus (a 2.25X multiple applied to the corporate portion of the Target bonus allowed a participant to earn up to two times the Target bonus, assuming the participant successfully achieved his or her individual performance goals).  Payouts were scaled linearly between Threshold and Target for performance levels between 80% and 100% of Target Performance, and between Target and Maximum for performance levels between 100% and 140% of Target Performance.

2012

The Committee determined that for 2012 bonus payouts for NEOs should be determined by measuring performance solely on a corporate level. This represents a significant change from the Company’s 2011 Annual Cash Incentive Plan because it eliminates the 20% piece based upon individual performance.  One caveat to the above is that the President/CEO has discretion to reduce individual cash bonuses payable to other NEOs by 20% based on the President/CEO’s personal assessment of their individual performance.  The above represents a substantive change from the 2011 Annual Cash Incentive Plan and closer aligns bonus payouts for the President/CEO and other NEOs with overall Company performance and shareholder return.  Actual Operating Income relative to the Operating Income goal determines the multiple to be applied to bonuses.

For example, if 100% (“Target” Performance) of the Operating Income goal is met, then a 1.00X multiple is applied to the participant’s target bonus.  Threshold payouts will occur when 80% of the Operating Income goal is met (“Threshold” Performance).  In this case a 0.50X multiple is applied to the participant’s Target bonus.  Performance below Threshold (80% Target of Operating Income) results in a zero dollar payout.  The Maximum payout occurs when actual Operating Income is greater than or equal to 140% of the Operating Income goal (“Maximum” Performance).  When Maximum Performance is achieved, a 2.00X multiple is applied to the participant’s Target bonus.  Payouts are scaled linearly between Threshold and Maximum for performance levels between 80% and 140% of Target Performance.

Examples of bonus payout calculations for the President/CEO are as follows:

Base Salary: $350,000
Target Bonus as % of Base Salary: 80%	$280,000
Maximum Bonus as % of Base Salary: 160%	$560,000	(1)

The following payout schedule is applied to 100% of the participant’s target bonus which is tied to corporate performance in the form of Operating Income.

Payout level	Corporate Performance Bonus Multiple	Performance Achievement
Maximum	2.00X	140% of Operating Income goal
Target	1.00X	100% of Operating Income goal
Threshold	0.50X	80% of Operating Income goal

Payouts are scaled linearly between Threshold and Maximum for performance levels between 80% and 140% of Target Performance.  Payouts will be interpolated for actual performance between these points.

Profit Sharing Program.  South Hampton’s (the Company’s petrochemical subsidiary) profit sharing program is available to all employees, including NEOs, based upon South Hampton’s quarterly performance.  Since South Hampton is located about an hour north of a larger petrochemical sector, competition for qualified, intelligent and conscientious employees is high.  Base pay for employees is typically about 20% less than larger facilities; however, the profit sharing program allows South Hampton to compensate employees with additional pay when profits are sound.  It also enables South Hampton the ability to forego payments during times of economic slowdown.  Profit sharing is done on a quarterly basis when cash flow permits.  There is no set formula for calculating or allocating profit sharing as it is based upon several factors including profit, cash flow, expectations and special cash needs of South Hampton and the Company.  In 2010 the Committee adopted a written policy governing employee profit sharing.  Pursuant to this policy, the pool of funds available for profit sharing during any particular calendar quarter cannot exceed 12% of South Hampton’s estimated earnings before interest, depreciation, taxes and amortization (“EBITDA”) for that quarter.  In addition, the President/CEO must submit a recommended level of profit sharing with proposed employee allocations to the Committee for approval. The amount of the total award allocated to each executive officer and to each employee is based on (i) current base salary and pay levels, (ii) instances of individual superior performance, and (iii) instances of individual sub-standard performance.  South Hampton has a wide range of salary and pay levels, and in general employees at the lower end of the pay scale will be granted higher awards as a percentage of their base pay.  Under the policy, the Committee has authority to revise the amount of funding available for profit sharing, as well as, to adjust individual allocations.  As previously explained, all profit sharing awards to NEOs and other participants in the annual incentive program are netted out of any annual incentives paid out under the Company’s annual incentive program.  In addition, the Committee will ensure that profit sharing distributions to each participant in the Company’s annual incentive program during calendar year 2012 do not exceed an amount equal to 75% of the cash bonus payable to a participant upon attainment of Threshold Performance.

As an incentive for safe work performance, a safety award program is incorporated into the profit sharing program. As part of this program, South Hampton pays every employee, including NEOs and other executives, a $500 net award at the end of each calendar quarter in which there are no lost-time or recordable accidents.  This program has been very successful in encouraging employees to watch out for one another and to work safely.  Consistent with profit sharing awards, all safe work awards are netted out of any annual bonuses paid to the NEOs and other executives under the Company’s annual incentive program.

Long-Term Incentive – Stock Options.  Stock options align our executives’ interests with those of our shareholders since the options have realizable value only if the price of Arabian American Development Company stock increases after the options are granted.  The size of future awards is evaluated and determined annually based on a consideration of competitive compensation practices and changes in our stock price year over year, as well as the number of shares remaining under our long-term incentive plan.  NEOs and other executives receive nonqualified option grants with the following characteristics:

•	An exercise price equal to closing price of Arabian American Development Company stock on the grant date,

•	Annual vesting in approximately equal installments over a specified period, and

•	Expiration seven to ten years after the grant date.

Perquisites.  We provide benefits that we believe are standard in the industry to all employees. These benefits consist of a group medical and dental insurance program for employees and their qualified dependents, group life insurance for employees and their spouses, accidental death and dismemberment coverage for employees, a Company sponsored cafeteria plan and a 401(k) employee savings and investment plan. The Company matches employee deferral amounts, including amounts deferred by named executive officers, up to a total of 6% of the employee’s eligible salary, excluding annual cash bonuses, subject to certain regulatory limitations.  During 2011 company vehicles were supplied to each of our NEOs for business and personal travel.  Our use of perquisites as an element of compensation is very limited.  We do not view perquisites as a significant element of our comprehensive compensation structure.

Special AMAK Cash Bonus.  As noted in the Company’s Form 10-K for the year ended December 31, 2011, the Company owns a 37% interest in Al Masane Al Kobra Mining Company (“AMAK”), a Saudi Arabian closed joint stock mining company which is commencing commercial production of copper and zinc concentrate.  The Committee determined that since the President/CEO has significantly contributed to the success of AMAK and is expected to continue doing so in 2012, he should receive a special cash award if certain parameters relating to AMAK are met in calendar year 2012.  The Committee resolved that if the Company receives income in an amount that equals or exceeds $11.0 million from AMAK during calendar year 2012, reported as “Other Income” on the Company’s Consolidated Statements of Income, the President/CEO will receive a special cash bonus equal to 1.0% of Other Income.  Other Income from AMAK below $11.0 million results in a zero dollar payout.

Governance of Pay Setting Process

In setting total direct compensation, a consistent approach is applied for all executives:

•	We benchmark our NEOs to comparable positions within the market in terms of specific duties, responsibilities, and job scope.

•
Each position has an established target annual incentive award opportunity, executive benefits and perquisites.  These incentive levels and benefits are reviewed by the Committee on an annual basis to determine their relative level of competitiveness with the market.

•	We generally target all elements of pay and total direct compensation to be positioned between the 25th to 50th percentiles of our peer group.

•
Individual executive pay positioning will vary based on the requirements of the job (competencies and skills), the executive’s experience and performance, and the organizational structure (internal alignment and pay relationships).

•
We also consider internal pay equity when establishing compensation levels.  Currently, we believe that our compensation level for each of our NEOs reflects his or her job responsibility and scope appropriately and scale down from the CEO in a reasonable manner.

•	Exceptions to normal practice may be made based on critical business and people needs.

Role of the Compensation Committee in Establishing Pay Levels

•	The Compensation Committee (comprised of only independent directors) establishes, reviews and approves all elements of the executive compensation program. A copy of the

Compensation Committee Charter is available on our website.  During 2011 the Committee engaged Pearl Meyer & Partners (“PM&P”) to serve as its independent outside executive compensation consultant.  PM&P’s primary role is to provide advice and perspective regarding market compensation trends that may impact decisions we make about our executive compensation program and practices.  PM&P was instrumental in assisting the Committee in a complete overhaul of our executive compensation program in the latter half of 2010.  The Company incurred expenses during 2011 and 2010 payable to PM&P in the amount of $50,053 and $47,660, respectively.  Management has the responsibility for effectively implementing the executive compensation program.  Additional responsibilities of the Committee, management and the consultant include:

•
The Committee reviews and approves business goals and objectives relevant to executive compensation, evaluates the performance of the President/CEO in light of these goals and objectives, and determines and establishes the President/CEO’s compensation level.

•
Based on review of market data, individual performance and internal pay comparisons, the Committee independently sets the pay for our President/CEO and reviews and approves all NEO and other executive pay arrangements.

Role of Management in Establishing Pay Levels

•	The President/CEO makes recommendations on program design and pay levels, where appropriate, and oversees the implementation of such programs and directives approved by the Committee.

•	The President/CEO develops pay recommendations for his direct reports and other key executives. This includes all of our NEOs (with the exception of our CEO himself).

•	Our Chief Financial Officer provides the financial information used by the Committee to make decisions with respect to incentive compensation goals and related payouts.

Role of the Compensation Consultant in Establishing Pay Levels

•	The compensation consultant is responsible for gathering, analyzing and presenting peer group pay practices and relevant data to the Committee. They do not have the authority to determine pay.

•
The consultant provides periodic updates to the Committee regarding various tax, accounting and regulatory issues that could have an impact on executive compensation design, administration and/or disclosure.

•	In 2010 the consultant assisted the Committee in revamping the executive compensation program.

Regulatory Considerations

We account for the equity compensation expense for our executives under the rule of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 (“ASC 718”), which requires us to estimate and record an expense for each award of equity compensation over the vesting period of the award.  Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

Employment Arrangements

We have not entered into definitive employment agreements with any of our executives.  All executives serve at the discretion of the Board with no fixed term of employment.

Benchmarking Against Our Peer Group

We benchmark executive compensation against a peer group.  The peer group shown below was developed by the consultant in close consultation with the Committee and was approved by the President/CEO.  Peer group proxy data provides sufficient benchmarks for the executives, but because the companies are structured differently, not all peers have incumbents in the respective benchmarked positions.  Some jobs have no peer benchmarks available from proxy data, such as Vice President of Marketing, which necessitates the use of industry specific and general industry related surveys as an additional data source.  The consultant’s survey data provides expanded data to benchmark our executives’ positions.  Peer group and survey data provides a focal point in our examination of compensation trends across the petrochemical and chemical processing industry.  Each year the Committee reviews the peer group and determines whether any changes should be made.  No changes were made to the peer group in 2011 with the exception of the loss of Sterling Chemicals to acquisition.  The following eight companies remain in our peer group:

American Pacific Corp.                                           American Vanguard Corp.                                                      KMG Chemicals Inc.
Penford Corp.                                                           Quaker Chemical Corp.                                                           Rentech Inc.
Rogers Corp.                                                            TPC Group Inc.

Peer group benchmarking is one of several factors considered in the pay setting process.  Peer group practices are analyzed periodically for the pay element making up total direct compensation, and periodically for other elements (such as executive benefits and perquisites).  In addition to peer group benchmarking, we also used surveys from the consultant in the pay setting process.  We used a combination of proxy and survey data, weighted 50% each, to develop market values.  All data was summarized to relevant statistics (e.g., median, 25th percentile and 75th percentile), and where applicable, survey data was regressed because it provides a reliable method for size adjusting cash compensation data and is the standard methodology used for analyzing executive pay.  The strategy behind the sources of data is to promote the best mix of authorities for competitive positions, utilize industry data for line operations and line executives and some general industry mix to staff executive positions, and balance the proxy data with published authorities to help smooth the volatility of executive changes in the peer group.  Market values of cash compensation were correlated to company size as measured by revenue and the data the Committee considered was size-adjusted where possible to reflect our general revenue level.  This process made the market data points directly applicable to the company.

After the consultant’s completion of peer group and survey data benchmarking, it was apparent that our overall executive compensation program was below market.  The Committee used this information to begin moving the executives’ pay to levels more in line with our compensation philosophy (e.g., paying between the 25th and 50th percentiles of the market data).  The Committee adopted the philosophy of targeting pay between the 25th to 50th percentile range of market data based on several factors such as the lower cost of living in southeast Texas as compared to more urban areas and the relatively limited number of competing employment opportunities available to executives in southeast Texas.  Our current philosophy of at or below market median pay levels in no way reflects on the qualifications or performance of our executives.  It is primarily a function of location.

The table below sets forth the 2011 targeted compensation elements for each of our NEOs and the amount of each element at the target level based market data presented by our compensation consultant.

Executive	2011 Base Salary		Annual Incentive Plan Target (Profit Sharing, Cash Bonus and Commissions)	Long-Term Incentive Compensation(1)	Total Direct Compensation Target
Nicholas N. Carter President & CEO Compensation Amount	$350,000		$280,000	$189,920	$819,920
Market Targeted Range
Minimum	$353,000		$396,000	$146,000	$895,000
Maximum	$434,000		$481,000	$315,000	$1,230,000
Connie J. Cook Chief Financial Officer Compensation Amount	$159,997		$71,999	$87,834	$319,830
Market Targeted Range
Minimum	$189,000		$203,000	$57,000	$449,000
Maximum	$218,000		$246,000	$89,000	$553,000
Mark D. Williamson Vice President of Marketing Compensation Amount	$274,343	(2)	$114,750	$83,857	$472,950
Market Targeted Range
Minimum	$148,000		$173,000	$41,000	$362,000
Maximum	$181,000		$215,000	$72,000	$468,000
Ron Franklin Vice President of Manufacturing Compensation Amount	$225,000		$112,500	$83,609	$421,109
Market Targeted Range
Minimum	$229,000		$262,000	$60,000	$551,000
Maximum	$265,000		$332,000	$104,000	$701,000

(1)
The compensation amount for each NEO shown reflects the value of options granted to the NEOs by the Compensation Committee in the first quarter of 2011 which vest over the next four (4) years in equal increments.

(2)
Includes commissions of $19,343 earned in 2010.  Beginning January 1, 2011, the Vice President of Marketing no longer receives commission.  However, his base salary for 2011 was increased proportionately to account for the difference.

The charts below illustrate that a large portion of our NEOs’ pay is performance based (e.g., approximately 57% of our President/CEO’s pay is performance based and approximately 46% of our other NEOs’ pay is performance based).

Determination of Performance Targets

Operating Income Targets are set taking into account business conditions, expectations regarding the probability of achievement, and historical financial performance.  Consistent with our philosophy and approach to setting goals, incentive payouts that are above target will be for superior performance (results that exceed our business plan).  Targets are set at the beginning of the performance period.  The process is summarized below:

Beginning of the Performance Period	During the Performance Period	End of the Performance Period
Operating Income goals are developed by the Committee and management and ultimately approved by the Committee	Operating Income performance is monitored relative to goals Operating Income goals cannot be changed during the performance period
Management presents actual Operating Income results relative to goals and the Committee reviews actual performance to determine any payouts

The Committee may exclude or adjust certain items that are outside the normal course of business, unusual and/or infrequent, and not reflective of our core operating performance for that period

Any adjustments at the end of the performance period will be at the Committee’s discretion.

Individual Performance Goals for the President/ CEO.  The individual performance goals for the President/CEO for 2011 as determined by the Committee were employee safety and investor relations.  In the Committee’s opinion, the President/CEO attained both of these goals because: (i) there were zero lost-time and recordable accidents, and (ii) the President/CEO attended numerous trade shows and investor conferences in 2011 which significantly increased investor awareness about the Company.  As noted previously, individual performance goals for the President/CEO for 2012 have been eliminated.

Company Goal (Operating Income).

2011

The Committee set a Target of $13 million of pre-bonus Operating Income for 2011 which resulted in a Threshold of $10.4 million.  The Committee determined that a Target of $13 million for pre-bonus Operating Income was a reasonable goal in light of the economic conditions facing U.S. companies in calendar year 2011.  The Company’s actual pre-bonus Operating Income for 2011 was $14.4 million which exceeded the Target of $13 million by approximately 11%; therefore, our executives qualified for a bonus under the annual incentive program of approximately $737,000.

2012

The Committee set a Target of $18 million of pre-bonus Operating Income for 2012 which results in a Threshold of $14.4 million and represents a 38.5% increase as compared to 2011.  The Committee determined that the 38.5% Target increase is reasonable based on the Company’s performance during the second half of 2011, forecasts from outside analysts, improving economic conditions, and consultation with our NEOs.

Report of the Compensation Committee

Management has prepared the Compensation Discussion and Analysis of the compensation program for NEOs (beginning on page 11).  The Committee has reviewed and discussed the Compensation Discussion and Analysis for fiscal year 2011 with management.  Based on this review and discussion, the Committee recommended to the Board of Directors that the

Compensation Discussion and Analysis be included in the Company’s 2012 Proxy Statement.  This report is provided by the following independent directors who comprise the committee:

Allen P. McKee, Chairman
Joseph P. Palm
John R. Townsend

Compensation Committee Interlocks and Insider Participation

During 2011 no member of the Committee had a relationship that required disclosure as a Compensation Committee interlock.

Compensation and Risk

We believe that our performance-based compensation program creates appropriate incentives to increase long-term shareholder value.  This program has been designed and administered in a manner that discourages undue risk-taking by employees.  Relevant features of this program include:

•	limits on annual incentive and long-term performance awards, thereby defining and capping potential payouts;

•	application of an annual incentive metric that aligns employees with the common goal of increasing Operating Income;

•	use of a long-term incentive vehicle—stock option—that vests over a number of years, thereby providing strong incentives for sustained operational and financial performance;

•	Committee discretion to adjust payouts under the annual incentive plan to reflect the core operating performance of the company but prohibits discretion for payouts above stated maximum awards;

•
annual bonuses to executives are awarded after the Company’s Operating Income for the fiscal year is determined which means that 100 percent of annual bonus is delayed and at risk to the executives based on the actual net operating performance of the Company; and

•
no awards of annual bonuses and stock option grants for a given year are based on matrices such as revenue or operating results of particular transactions or units, which would create the potential that personnel might take actions that benefit that matrix in the short-term while exposing the Company to inappropriate risk.

Executive Compensation Program for 2011 and 2010

Results - Company Performance Highlights

Highlights of our 2011 performance year were:

•
2011 Target Pre-bonus Operating Income of $13 million; therefore, Threshold level of $10.4 million; As noted previously, our 2011 actual Pre-bonus Operating Income was $14.4 million which was 11% above the Target level of $13 million; therefore, our executives qualified for a bonus under the annual incentive program of approximately $737,000.

•	2011 EBITDA of $16.9 million

Highlights of our 2010 performance year were:

•
2010 Target Operating Income of $10 million; therefore, Threshold level of $8 million; As noted previously, our 2010 actual Operating Income was $5.9 million which is less than the Threshold level of $8 million; Consequently, no executive bonuses were earned in 2010.

•	2010 EBITDA of $8.2 million

The Committee increased executive base salaries for 2012 and 2011 as our salary survey in 2010 indicated that we were at the 17th percentile compared to peer group and survey data as discussed below.  Below is a table comparing 2011 and 2012 executive base salary.  The increases approved by the Committee move our executives closer to our stated philosophy of being between the 25th and 50th percentiles of the market.

Position	Base Salary 2011	Base Salary 2012	Increase
President and CEO	$350,000	$364,000	$14,000
Chief Financial Officer	$160,000	170,000	10,000
Vice President of Marketing	$255,000	262,800	7,800
Vice President of Manufacturing	$225,000	232,800	7,800

Related to the annual incentive plan the Compensation Committee approved the Target level of Operating Income for 2012.  The approved Target of $18.0 represents an increase compared to $13.0 million set for 2011.  The $18 million Target was selected by the Committee for 2012 because it increases Operating Income by $5 million above the Operating Income of $13 million for 2011.  In the Committee’s opinion, this Target is both realistic and achievable when considering the petrochemical segment’s expanded production capabilities and the anticipated overall recovery of the U.S and worldwide economies in general.

On January 12, 2011, in an effort to bring executive long-term incentive compensation more in line with that of the market, the Committee approved the grant of 391,000 stock options to the NEOs and other executives under the Company’s Stock Option Plan for Key Employees.  These options have an exercise price equal to the closing price of the stock on January 12, 2011, as reported by Nasdaq, and vest in 25% increments over a 4 year period.  Below is table showing the allocation of these options to our NEOs and other executives.

Employee Name	Title	Total Options Granted	Vesting Period #1 1/12/11- 1/11/12	Vesting Period #2 1/12/12- 1/11/13	Vesting Period #3 1/12/13- 1/11/14	Vesting Period #4 1/12/14- 1/11/15
Nicholas Carter	President /CEO	129,030	32,257	32,258	32,257	32,258
Ronald Franklin	VP Mfg.	58,650	14,662	14,663	14,662	14,663
Connie Cook	Sec/Treas/CFO	58,650	14,662	14,663	14,662	14,663
Mark Williamson	VP Marketing	50,830	12,707	12,708	12,707	12,708
Turner Evans	Mgr. of Log.	31,280	7,820	7,820	7,820	7,820
Merf Kaufman	Plant Mgr.	31,280	7,820	7,820	7,820	7,820
Darren Smith	IT Mgr.	31,280	7,820	7,820	7,820	7,820
Total		391,000

Total options granted of 391,000 represents the balance of authorized but un-issued options remaining in the Stock Option Plan for Key Employees that was approved by our shareholders in 2008.  The Committee in consultation with our President/CEO, determined the allocation of options to our key employees listed above.

2011 Summary Compensation Table

The following table sets forth information regarding 2011 compensation for each NEO; 2010 and 2009 compensation is presented for executives who were also NEOs in 2010 and 2009.  This table should be read in conjunction with the explanations provided above.  It sets forth summary compensation information for the year ended December 31, 2011, for the Company’s (i) chief executive officer, (ii) chief financial officer, and (iii) each of the Company’s three most highly compensated executives other than the chief executive officer and the chief financial officer who were serving as executive officers of the Company as of December 31, 2011.

2011 Summary Compensation Table
Name and Principal Position	Year	Salary ($) (1)	Bonus ($)(2)	Stock Award(s) ($)	Option Award(s) ($)(3)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)(6)(7)	Total ($)
Nicholas N. Carter President and Chief Executive Officer since July 1, 2009; previously Executive VP and Chief Operating Officer	2011	$350,000	$356,058	--	$189,920	--	--	$23,485	$919,463
	2010	$250,000	--	--	$30,388	--	--	$35,515	$315,903
	2009	$234,837	$60,000	--	--	--	--	$56,642	$351,479
Connie J. Cook Chief Financial Officer since Jan 2011; previously Chief Accounting Officer	2011	$159,997	$101,556	--	$87,834	--	--	$21,802	$371,189
	2010	$144,997	--	--	$15,194	--	--	$27,209	$187,400
	2009	$142,208	$30,000	--	--	--	--	$41,248	$213,456
Mark D. Williamson Vice President of Marketing, Petrochemical Company	2011	$274,343	$145,921	--	$83,857	--	--	$18,054	$522,175
	2010	$253,904	--	--	$20,258	--	--	$35,861	$310,023
	2009	$227,500	$40,000	--	--	--	--	$46,302	$313,802
Gerardo Maldonado, Account Representative, Petrochemical Company until November 15, 2011	2011	$274,343	--	--	$691	--	--	$50,010	$325,044
	2010	$194,404	--	--	$7,597	--	--	$25,673	$227,674
	2009	$192,543	--	--	--	--	--	$35,990	$228,533
Hatem El Khalidi President and Chief Executive Officer until June 30, 2009	2011	--	--	--	--	--	--	--	--
	2010	--	--	--	--	--	--	--	--
	2009	$36,000	$31,500	--	$186,288	--	--	$40,000	$293,788
Ron Franklin Vice President of Manufacturing, Petrochemical Company	2011	$225,000	$143,058	--	$83,609	--	--	$16,072	$467,739
	2010	$185,577	--	--	$6,175	--	--	$26,009	$217,761
	2009	$22,115	--	--	--	--	--	$742	$22,857

(1)	Includes sales commission earned by Mr. Williamson in 2010 but paid in 2011. Also includes sales commission paid to Mr. Maldonado in 2011.

(2)	Includes $31,500 in retirement bonus compensation awarded in 2009 to Mr. El Khalidi that was deferred.

(3)
This column represents the dollar amounts for the years shown of the aggregate grant date fair value of stock options granted in those years in accordance with SEC rules.  These amounts reflect the Company’s fiscal year accounting expense and do not correspond to the actual value that will be realized by the NEOs.  For information on the valuation assumptions, see “Note 2 – Summary of Significant Accounting Policies – Share-Based Compensation” and “Note 14 – Share-Based Compensation” in the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 .

(4)
The 2010 amounts in this column were adjusted to reflect the aggregate grant date fair value of stock options granted in that year in accordance with SEC rules which represents the Company’s fiscal year accounting expense.

(5)
Includes $4,000 in termination benefits for fiscal year ended December 31, 2009, that was accrued for Mr. El Khalidi in accordance with Saudi Arabian employment laws. The total amount of accrued termination benefits due to Mr. El Khalidi as of December 31, 2011, was $42,878.

(6)	Includes $36,000 in accrued retirement benefits for the fiscal year ended December 31, 2009 that was deferred at the election of Mr. El Khalidi.

(7)	See the 2011 All Other Compensation Table below for additional information.

2011 All Other Compensation Table

We provided our NEOs with additional benefits, reflected in the table below for 2011, that we believe are reasonable, competitive and consistent with the Company’s overall executive compensation program.  The costs of these benefits constitute only a small percentage of each NEO’s total compensation.

2011 All Other Compensation
Name of Executive	Company 401(k) Contributions	Profit Sharing/ Safety Award	Personal Use of Company Car	Moving Allowance	Residence Assistance	Total
Carter	$14,700	$2,544	$6,241	--	--	$23,485
Cook	9,600	2,544	9,658	--	--	21,802
Williamson	14,700	2,544	810	--	--	18,054
Maldonado	10,376	18,351	398	$11,780	$9,105	50,010
Franklin	13,500	2,544	28	--	--	16,072

2011 Realized Compensation

The SEC’s calculation of total compensation, as shown in the 2011 Summary Compensation Table set forth on page 24, includes several items that are driven by accounting and actuarial assumptions, which are not necessarily reflective of compensation actually realized by the NEOs in a particular year.  To supplement the SEC required disclosure, we have included the additional table below, which shows compensation actually realized by each NEO as reported on the NEO’s W-2 form for each of the years shown.

2011 Realized Compensation Table
Name and Principal Position	Year	Realized Compensation1
Nicholas N. Carter President/CEO	2011	$423,188
	2010	329,884
	2009	277,389
Connie J. Cook CFO	2011	$213,566
	2010	193,506
	2009	174,923
Mark D. Williamson VP of Marketing	2011	$330,569
	2010	315,051
	2009	260,995
Gerardo Maldonado Account Representative	2011	$258,047
	2010	208,741
	2009	216,979
Ronald R. Franklin VP of Manufacturing	2011	$268,674
	2010	204,086
	2009	22,858
1 Amounts reported as realized compensation differ substantially from the amounts determined under SEC rules and reported as total compensation in the 2011 Summary Compensation Table.  Realized compensation is not a substitute for total compensation.  For a reconciliation of amounts reported as realized compensation and amounts reported as total compensation, see below.  For more information on total compensation as calculated under SEC rules, see the narrative and notes accompanying the 2011 Summary Compensation Table set forth on page 24.

Reconciliation of Realized Compensation Table

The amounts reported in the 2011 Realized Compensation Table reflect income for the years shown as reported on the NEOs W-2 forms.  The amounts differ substantially from the amount reported as total compensation in the 2011 Summary Compensation Table required under SEC rules and are not a substitute for the amounts reported in the 2011 Summary Compensation Table.  For 2011 realized compensation represents: (1) total compensation, as determined under applicable SEC rules, minus (2) the aggregate grant date fair value of equity awards (as reflected in the Option Awards columns) and (3) the Company’s 401(k) contributions (as reflected in the 2011 All Other Compensation Table above).  In addition, realized compensation reflects any bonus actually paid in the year shown, whereas total compensation under SEC rules, reflects any bonus earned for the year shown.

Grants of Plan-Based Awards

The following table presents information concerning plan-based awards granted to each NEO during 2011.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Options Awards: Number of Securities Under-lying Options (#)(1)		Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards
Nicholas Carter	01/12/11								129,030	$4.86	$627,086
Mark Williamson	01/12/11								50,830	$4.86	$247,034
Connie Cook	01/12/11								58,650	$4.86	$285,039
Ronald Franklin	01/12/11								58,650	$4.86	$285,039
(1)
Represents stock option grants made on January 12, 2011, to officers and key employees in the amounts shown with an exercise price equal to the closing sale price of such a share on even date.  The options vest over a 4 year period with 25% vesting each year.  The option life is 10 years.

2011 Outstanding Equity Awards at Fiscal Year-End

The following table presents information concerning outstanding equity awards held by the NEOs.  This table includes unexercised (both vested and unvested) option awards that were not satisfied as of December 31, 2011.  Each equity grant is shown separately for each NEO.  The vesting schedule for each outstanding award is shown following this table based upon the option grant date.

	Option awards					Stock awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option Expiration date	Number of Shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested (#)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Hatem El Khalidi	--	200,000	--	$3.40	06/30/12
	--	200,000	--	$3.40	06/30/19
Nicholas Carter	15,000	15,000	--	$2.21	01/27/17
	--	129,030	--	$4.86	01/11/21
Mark Williamson	10,000	10,000	--	$2.21	01/27/17
	--	50,830	--	$4.86	01/11/21
Connie Cook	7,500	7,500	--	$2.21	01/27/17
	--	58,650	--	$4.86	01/11/21
Ronald Franklin	5,000	5,000	--	$2.47	06/22/17
	--	58,650	--	$4.86	01/11/21

Outstanding Equity Awards Vesting Schedule

Name	Grant Date	Option Awards Vesting Schedule1
Carter	01/28/10	100% vests in 2012
	01/12/11	25% vests in 2012, 2013, 2014, and 2015
Cook	01/28/10	100% vests in 2012
	01/12/11	25% vests in 2012, 2013, 2014, and 2015
Williamson	01/28/10	100% vests in 2012
	01/12/11	25% vests in 2012, 2013, 2014, and 2015
Franklin	06/22/10	100% vests in 2012
	01/12/11	25% vests in 2012, 2013, 2014, and 2015
1 This column shows the vesting schedule of unexercisable options reported in the “Number of Securities Underlying Unexercised Options Unexercisable” of the 2011 Outstanding Equity Awards at Fiscal Year-End Table.  The stock options vest on the anniversary of the grant date in the years shown in the table above.

2011 Pension Benefits

Name	Plan name	Number of years credited service	Present value of accumulated benefit ($)	Payments during last fiscal year ($)
Hatem El Khalidi President and Chief Executive Officer until June 30, 2009	Retirement Agreement (1)	42	$875,251	$0
	Retirement Agreement (2)	42	31,500	$0
	Saudi Arabian Termination Benefits (3)	42	42,876	$0
Total			$949,627	$0

(1)
In January 2008 the retirement agreement entered into in February 2007 with Mr. El Khalidi, then president of the Company, was modified.  The new agreement provides for $6,000 per month in benefits to Mr. El Khalidi upon his retirement for the remainder of his life.  Additionally, upon his death $4,000 per month will be paid to his surviving spouse for the remainder of her life.  A health insurance benefit is also provided.  An additional $382,000 was accrued in January 2008 for the increase in benefits.  A short-term liability of $36,000 is included in accrued liabilities and a long-term liability of approximately $815,000 based upon an annuity single premium value contract was outstanding as of December 31, 2009, and is included in post-retirement benefits. Assumptions used for the amortization of post-retirement benefits were a life expectancy of 6.8 years for Mr. El Khalidi and 15.8 years for Ms. El Khalidi with a discount rate of 1.62%.  Life expectancies were taken from the 2004 Life Table for the total U.S. population as published under the National Vital Statistics Reports.  In June 2009 the Company’s Board of Directors voted to amend the retirement benefit by allowing a yearly cost of living adjustment to be applied to the agreement based upon the Consumer Price Index which is published annually.  Expense recognized in relation to this adjustment was approximately $21,000 based upon the Consumer Price Index published on January 15, 2010, of 2.7%.  See Note 20 – Post Retirement Obligations in our annual report on Form 10-K.

(2)
While there is no written policy regarding retirement bonus compensation, the Company has historically awarded all employees (regardless of job position) a retirement bonus equal to $750 for each year of service.  Since Mr. El Khalidi was employed by the Company for 42 years, the Board of Directors voted to award him a $31,500 retirement bonus, consistent with that provided to all other retired employees.

(3)
Employer termination benefits required by the Saudi Labor and Workman Law provide for termination benefits equal to one-half month’s total compensation for each year of service for the first five years and one month’s total compensation for each subsequent year of service.  Since Mr. El Khalidi was employed by the Company in Saudi Arabia for 42 years, under Saudi law the total accrued termination benefits due were $320,000 of which approximately $43,000 remained outstanding to Mr. El Khalidi as of December 31, 2011.

NON-EMPLOYEE DIRECTOR COMPENSATION

The following table provides a summary of compensation earned by members of our Board during the year ended December 31, 2011.

2011 Non-Employee Director Compensation
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)(3)	Total ($)

Robert E. Kennedy	$12,500	--	$9,399	$21,899
Ghazi Sultan	30,000	--	56,392	86,392
Mohammed Al Omair	7,500	--	--	7,500
Charles W. Goehringer, Jr.	16,250	--	9,399	25,649
Allen P. McKee	83,000	--	56,392	139,392
John R. Townsend	40,000	--	53,600	93,600
Joseph P. Palm	29,250	--	33,159	62,409

(1)
Includes committee fees for 2011 in the amount of $91,250, Company board fees in the amount of $61,250, subsidiary board fees in the amount of $10,000, Al Masane Al Kobra Mining Co. board representation in the amount of $30,000 and per diem amounts in the amount of $26,000.

(2)
Represents 20,000 shares of stock options granted to each non-employee director except Mr. Al Omair for 2010 Board service at an exercise price of $2.82 per share based upon the closing price of the Company’s common stock on the grant date of February 23, 2010,  20,000 shares of stock options granted to Mr. Sultan and Mr. McKee for 2011 Board service at an exercise price of $2.82 per share based upon the closing price of the Company’s common stock on the grant date of February 23, 2010, 20,000 shares of stock options granted to Mr. Townsend for 2011 Board service at an exercise price of $4.09 per share based upon the closing price of the Company’s common stock on the grant date of May 2, 2011, and 19,333 shares of stock options granted to Mr. Palm for 2011 Board service at an exercise price of $3.90 per share based upon the closing price of the Company’s common stock on the grant date of May 20, 2011.

(3)
This column represents the dollar amounts for the years shown of the aggregate grant date fair value of stock options granted in those years in accordance with SEC rules.  These amounts reflect the Company’s fiscal year accounting expense and do not correspond to the actual value that will be realized by the Non-Employee Directors.  For information on the valuation assumptions, see “Note 2 – Summary of Significant Accounting Policies – Share-Based Compensation” and “Note 14 – Share-Based Compensation” in the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

The following table presents information concerning outstanding equity awards held by the directors as of December 31, 2011.

2011 Outstanding Equity Awards at Fiscal Year-End

	Option awards					Stock awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option Expiration date	Number of Shares or units of stock that have not vested (#)	Market value of shares or unites of stock that have not vested (#)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Ghazi Sultan	7,000	--	--	$1.39	01/01/19
	7,000	--	--	$2.21	01/27/20
	20,000	20,000	60,000	$2.82	02/22/20
Mohammed Al Omair	7,000	--	--	$1.39	03/25/12
	7,000	--	--	$2.21	03/25/12
Robert Kennedy	7,000	--	--	$2.21	03/30/12
	20,000	--	--	$2.82	03/30/12
Allen P. McKee	4,667	--	--	$2.21	01/27/20
	20,000	20,000	60,000	$2.82	02/22/20
John R. Townsend	--	--	100,000	$4.09	05/01/21
Joseph P. Palm	--	--	19,333	$3.90	05/19/21
	--	--	80,000	$3.52	09/24/21

General

A director who is one of our employees receives no additional compensation for his service as a director or as a member of a committee of the Board.  A director who is not one of our employees (a non-employee director) receives compensation for his or her services as described in the following paragraphs per the current policy and upon recommendation by the Compensation Committee and approval by the Board.  Directors are reimbursed for reasonable expenses incurred in connection with attendance at Board and Committee meetings.

Board Compensation

The 2011 directors’ fees policy as recommended by the Compensation Committee proposed annual cash stipends for members of the AADC Board in the amount of $15,000/year and subsidiary boards of the Company in the amount of $5,000/year for U.S. subsidiaries and $10,000/year for AMAK’s Board.  These amounts are to be prorated based upon time of service.

Committee Compensation

The 2011 directors’ fees policy as recommended by the Compensation Committee proposed annual cash stipends for members of the Audit Committee in the amount of $15,000, the Compensation Committee in the amount of $10,000, and the Nominating Committee in the amount of $5,000.  These amounts are to be prorated based upon time of service.

Approximately $5,000 was accrued as directors’ compensation expense for 2010.

Equity Compensation

The 2010 directors’ fees policy as recommended by the Compensation Committee proposed the grant of 100,000 stock options (20,000 per year) – to be vested over 5 years and to be awarded in the quarter following the end of the year to non-employee directors who had attended at least 75% of all called meetings during the year and were serving in full capacity on December 31st of that year.  This grant is to be prorated based upon time of service. As additional directors are appointed grants are made based upon the availability of shares.  During 2011, 100,000 were granted to Mr. Townsend and 99,333 were granted to Mr. Palm.

Per Diem Compensation

The 2011 directors’ fees policy allowed per diem payments of $500 per day for non-employee directors who travel to conduct Board business.  Approximately $26,000 was paid for directors’ compensation expense related to per diem in 2011.

Approximately $25,500 was paid for directors’ compensation expense related to per diem in 2010.

Potential Payments upon Termination or Change in Control

There are no potential payments owed to our executives based upon termination of employment or change in control of the Company.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has been an executive officer of our Company or had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related-party transactions.  None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during the fiscal year ended December 31, 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company directly owns approximately 55% of the outstanding capital stock of Pioche Ely Valley Mines, Inc. (“PEVM”). Mr. Carter is currently a director and President of PEVM, and Mr. Charles Goehringer, Jr., general counsel, is currently a director of PEVM.  The Company is providing funds necessary to cover the PEVM operations. During 2011 and 2010, the Company advanced approximately $16,000 and $18,000, respectively, for such purposes.  As of December

31, 2011, PEVM owed the Company approximately $336,000 as a result of advances made by the Company. The indebtedness is secured by real estate but bears no interest.

At December 31, 2011, and 2010, the Company had a liability to its former President and Chief Executive Officer of approximately $43,000 in accrued salary and termination benefits.

On November 30, 2010, the Company entered into a Letter of Intent and Agreement and Plan of Reorganization with STTC owned by Nicholas N. Carter, the President and CEO of the Company, pursuant to which SHTI, a Delaware corporation and an indirectly wholly owned subsidiary of the Company, acquired 100% of the common stock of STTC. The acquisition was completed on November 30, 2010, and the Company merged STTC into South Hampton, with South Hampton being the surviving corporation.  Prior to the acquisition of STTC, South Hampton leased transportation related equipment from STTC pursuant to a Master Lease Agreement dated February 3, 2009, which was set to expire in May 2014.  The purpose of the acquisition of STTC was the acquisition of various transportation related assets from STTC that are important to South Hampton’s operations and termination of a related-party transaction and lease agreement. The Company acquired STTC in exchange for the payment to Mr. Carter of (i) cash of $250,000, (ii) a note payable in the amount of $300,000 and (iii) 232,170 shares of the Company’s common stock having a fair value of $775,448.

South Hampton incurred product transportation and equipment costs of approximately $848,000 and $961,000 in 2010 and 2009, respectively, with STTC while STTC was owned by the President of the Company.  As discussed in Note 1, in December 2010 the Company acquired STTC. At December 31, 2011, and 2010, no liability was outstanding.

Legal fees in the amount of $269,607, $326,545, and $241,054 were incurred during 2011, 2010, and 2009, respectively to the law firm of Germer Gertz, LLP of which Charles Goehringer is a minority partner.  Mr. Goehringer acts as corporate counsel for the Company and in November 2007 was appointed to the Board of Directors.  Mr. Goehringer chose not to stand for re-election at the 2011 Annual Meeting; therefore, his term expired in June 2011.  At December 31, 2011, and 2010, we had an outstanding liability payable to Germer Gertz, LLP of approximately $24,000 and $20,000, respectively.

Ghazi Sultan, a Company director, was paid $110,000 and $18,000 during 2011 and 2010 for serving as the Company’s Saudi branch representative.

Review, Approval or Ratification of Transactions with Management and Others

The Company’s Standards of Business Conduct addresses conflicts of interest and is available on our website.  Our chief executive officer, chief financial officer, principal accounting officer and controller, and persons performing similar functions are required to abide by this code by avoiding activities that conflict with, or are reasonably likely to conflict with, the best interests of the Company and its stockholders.  Personal activities, interests, or relationships that would or could negatively influence judgment, decisions, or actions must be disclosed to the Board with prompt and full disclosure for Board review and/or action.

We also solicit information from our directors and executive officers annually in connection with preparation of disclosures in our proxy statement.  These questionnaires specifically seek information pertaining to any “related-person” transaction.

Audit Committee Report

The Audit Committee reviewed and discussed the audited financial statements with management and the independent registered public accounting firm together and separately. These discussions and reviews included the reasonableness of significant judgments, significant accounting policies (including critical accounting policies), the auditor’s assessment of the quality, not just the acceptability, of the Company’s accounting principles and other such matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States). In addition, the Audit Committee has reviewed the written disclosures and the letter required by PCAOB Rule 3526, “Communication with Audit Committee Concerning Independence” and has discussed with the independent registered public accounting firm their independence from management and the Company.

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements be accepted and included in the Company’s Report on Form 10-K for the year ended December 31, 2011, filed with the SEC.

This report is provided by the following independent directors who comprised the Committee on the 10-K filing date:

John R. Townsend, Chairman
Allen P. McKee
Joseph P. Palm

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

We are asking you to ratify the Audit Committee’s selection of BKM Sowan Horan, LLP as the Company’s independent registered public accounting firm for 2012.  BKM Sowan Horan, LLP has audited the accounts of the Company since June 2010.  The Board considers it desirable to continue the services of BKM Sowan Horan, LLP.

The fees billed or expected to be billed by BKM Sowan Horan, LLP and Travis Wolff, LLP, our previous independent public accounting firm, for professional services rendered to the Company during 2011 and 2010 are set forth below.  The Audit Committee has concluded that the provision of the non-audit services provided by BKM Sowan Horan, LLP to the Company did not and does not impair or compromise their independence, and all such services were pre-approved by the Audit Committee. If the stockholders should fail to ratify the selection of the independent registered public accounting firm, the Audit Committee will designate an independent registered public accounting firm as required under the rules of the Exchange Act and in accordance with its charter.

Our Board recommends a vote FOR the ratification of the selection of BKM Sowan Horan, LLP as the Company’s independent registered public accounting firm for 2012.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The table below sets forth the fees that the Company paid BKM Sowan Horan, LLP and Travis Wolff, LLP for the audit of its financial statements and internal controls for the fiscal years ended December 31, 2011 and 2010 and the review of its financial statements for the quarterly periods in the years ended December 31, 2011 and 2010, and all other fees that the Company paid BKM Sowan Horan, LLP and Travis Wolff, LLP for services rendered during the fiscal years ended December 31, 2011 and December 31, 2010, respectively:

	2011	2010
Audit Fees	$192,184	$262,117
Audit-Related Fees	-	-
Tax Fees	19,862	30,649
All Other Fees *	20,320	135,777

Under its charter, the Audit Committee must pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services under the Securities Exchange Act of 1934, as amended, which are approved by the Audit Committee prior to the completion of the audit.

Audit Fees

These amounts represent fees billed or expected to be billed by BKM Sowan Horan, LLP and TravisWolff, LLP for professional services rendered for the audits of the Company’s annual financial statements for the fiscal years ended December 31, 2011 and 2010, the reviews of financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services related to statutory and regulatory filings and engagements for such fiscal years.

Tax Fees

These amounts represent fees billed or expected to be billed by BKM Sowan Horan, LLP and TravisWolff, LLP for professional services rendered relating to tax compliance, tax advice and tax planning in the U.S.

All Other Fees

These amounts represent fees billed or expected to be billed by BKM Sowan Horan, LLP and TravisWolff, LLP for professional services related to the Company’s 401(k) audit, for providing consent on Form S-3 registration filing, and for reviewing Company responses to SEC comments.

At each annual meeting of the stockholders, representatives of the principal accountant for the current year and for the most recently completed fiscal year are expected to be present to make statements to the stockholders if desired, and to be available to respond to stockholder questions.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the rules of the SEC, the Company is required to provide its shareholders with the opportunity to cast a non-binding, advisory vote on the executive compensation for the Company’s named executive officers.  This proposal is frequently referred to as a “say-on-pay” vote.  At the 2011 Annual Meeting, shareholders voted, on an advisory basis, in favor of casting the advisory say-on-pay vote on an annual basis.

Our Board recommends an advisory vote approving the compensation paid to the Company’s named executive officers as disclosed pursuant to item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

The Board of Directors recommends a vote FOR this resolution because it believes that the policies and practices described in the Compensation Discussion and Analysis are effective in achieving the Company’s goals of rewarding sustained financial and operating performance and motivating the executives to remain with the Company for long and productive careers.  We urge stockholders to read the Compensation Discussion and Analysis which provides detailed information on the Company’s compensation policies and practices and the compensation of our named executive officers.

Since the vote on this proposal is advisor, it is not binding on the Company.  Nonetheless, the Compensation Committee will take into account the outcome of the vote when making future executive compensation decisions.

PROPOSAL NO. 4

APPROVAL OF STOCK AND INCENTIVE PLAN

On April 3, 2012, the Board adopted the Arabian American Development Company Stock and Incentive Plan (the “Plan”) which shareholders are asked to approve at the Annual Meeting.  The purposes of the Plan are to provide an incentive for key employees and non-employee directors to remain with the Company or its subsidiaries, to provide an opportunity for them to acquire a proprietary interest in the Company so that they will devote their best efforts for the benefit of the Company, and to aid the Company and its subsidiaries in attracting qualified persons.  Reference is made to Exhibit A to this proxy statement for the complete text of the provisions of the Plan which are summarized below.

Summary of the Plan

This section summarizes the Plan and is qualified in its entirety by the full text of the Plan.

Administration.  The Plan shall be administered by the Compensation Committee (the “Committee”).  In accordance with the provisions of the Plan, The Committee shall have authority, in its discretion, to determine which eligible individuals shall receive an Award, the time or times when such Award shall be made, whether an Incentive Stock Option, nonqualified Option or Stock Appreciation Right shall be granted, the number of shares of Common Stock which may be issued under each Option, Stock Appreciation Right, Restricted Stock Award and Restricted Stock Unit Award, and the value of each Performance Award and Stock Value

Equivalent Award. The Committee shall have the authority, in its discretion, to establish the terms and conditions applicable to any Award, subject to any specific limitations or provisions of the Plan. In making such determinations the Committee may take into account the nature of the services rendered by the respective individuals, their responsibility level, their present and potential contribution to the Company’s success and such other factors as the Committee in its discretion shall deem relevant.

Term of Plan.  No award shall be granted pursuant to the Plan after June 1, 2015.

Eligibility.  Only employees of the Company or any Parent Corporation or Subsidiary of the Company and Non-employee Directors shall be eligible for Awards under the Plan as determined by the Committee in its sole discretion.

Shares Available.  The aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 1,500,000 shares.  The closing sale price of the Company’s common stock on April 18, 2012, on the New York Stock Exchange was $10.67 per share.

Types of Awards.  The Committee has the authority to determine whether to grant any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Stock Value Equivalent Award.

Amendment or Termination.  The Board in its discretion may terminate the Plan or alter or amend the Plan or any part thereof from time to time; provided that no change in any Award theretofore granted may be made which would impair the rights of the Holder without the consent of the Holder, and provided, further, the Board may not, without approval of the stockholders, amend the Plan to effect a “material revision” of the Plan, where a “material revision” includes, but is not limited to, a revision that: (a) materially increases the benefits accruing to a Holder under the Plan, (b) materially increases the aggregate number of securities that may be issued under the Plan, (c) materially modifies the requirements as to eligibility for participation in the Plan, or (d) changes the types of awards available under the Plan.

Our Board recommends a vote FOR the approval of the Arabian American Development Company Stock and Incentive Plan.

QUESTIONS AND REQUESTS FOR ADDITIONAL INFORMATION

Questions regarding the annual meeting, this proxy statement, voting or otherwise should be directed to the individual listed below at the provided contact information.  The following proxy materials should be included with this mailing: (1) Notice of Annual Meeting of Stockholders; (2) proxy statement; (3) proxy card (or voting instruction card for beneficial owners) with pre-addressed envelope; and (4) The Company’s 2011 Report on Form 10-K.  If any portion of the proxy materials appears to be missing, or if you would like an additional copy of the proxy materials, please contact the individual below at the listed contact information for a free copy.

Connie Cook
Arabian American Development Company
P. O. Box 1636
Silsbee, TX  77656

Our proxy statement and 2011 Report on Form 10-K may also be accessed on our website at www.arabianamericandev.com.

Request for Multiple Copies of Proxy Materials

Please note that if multiple stockholders reside at the same address, only one set of proxy materials has been provided, unless the Company received contrary instructions from one or more of the stockholders.  To request a separate copy of the proxy materials, or to request to receive separate copies of the proxy materials in the future, contact Connie Cook at the above address, and a free copy will be promptly delivered to you.

Request for Single Copy of Proxy Materials

If you share an address with one or more shareholders and are currently receiving multiple sets of proxy materials, you may request delivery of a single set of proxy materials by contacting Connie Cook at the above address.

VOTING

Company stockholders of record are entitled to vote on the items of business described in this proxy statement.  Stockholders of record may (1) attend the annual meeting and vote their shares in person; (2) vote by submitting a proxy; or (3) vote electronically via the Internet or by telephone.  Beneficial owners may (1) attend the annual meeting and vote their share in person only if they obtain a legal proxy from their broker, trustee or nominee; (2) vote by submitting voting instructions; or (3) vote electronically via the internet or by telephone.

Voting Securities, Record Date

Shareholders of record at the close of business on April 18, 2012, (the “record date”) are entitled to vote at the meeting and any adjournment or postponement of the meeting.  On the record date, there were 24,076,165 shares of common stock ($0.10 par value) issued and outstanding.

Stockholder of Record

If your shares are registered directly in your name, you are the stockholder of record of those shares, and these proxy materials are being sent directly to you by the Company.  As a stockholder of record, you have the right to grant your voting proxy directly to the Company or a third party, or vote in person at the meeting.  The Company has enclosed a proxy card for you to use.

Beneficial Owner

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card on behalf of your broker, trustee or nominee.  Effective January 1, 2010, your broker is no longer permitted to vote on your behalf on the election of directors and other matters at the shareholder meeting (except for the ratification of the selection of BKM Sowan Horan, LLP as auditors for 2012), unless you provide specific instructions by completing and returning the Voting Instruction Form or following the instructions provided to you to vote your shares via telephone or the Internet.  For your vote to be counted, you now need to communicate your voting decisions to your broker, bank or other financials institution before the date of the shareholder meeting.

Voting in Person at the Annual Meeting

Stockholders of record are invited to attend the Annual Meeting of Stockholders on June 6, 2012, at South Hampton Resources, Silsbee, TX and vote their shares in person.  Beneficial owners may vote in person at the annual meeting only if they obtain a legal proxy from their broker, trustee or nominee that holds your shares giving you the right to vote the shares.

Voting by Submitting a Proxy or Voting Instructions

Regardless of whether you plan to attend the annual meeting, stockholders of record and beneficial owners have the option of voting their shares by submitting a proxy or voting instructions.

Stockholders of record may vote by proxy.  To vote by proxy, stockholders of record must complete, sign and date their proxy cards and mail them in the accompanying pre-addressed envelopes.  Your proxy card and pre-addressed envelope is included with this proxy statement.

Beneficial owners may vote by submitting voting instructions to their broker, trustee or nominee.  Your voting instruction card should be provided by your broker, trustee or nominee.  Please refer to your voting instruction card for voting procedure and additional information.

Proxies and Voting Instructions Are Revocable

A stockholder of record may change his or her vote by either: (1) submitting a new proxy bearing a later date (which automatically revokes the earlier proxy); (2) providing written notice of revocation to the Corporate Secretary at the address listed above in the “Questions and Requests for Additional Information” section; or (3) attending the annual meeting and voting in person.  Please note that your attendance at the annual meeting will not revoke a previously submitted proxy unless you specifically make such a request.  A beneficial owner may change his or her vote by either: (1) submitting new voting instructions to the appropriate broker, trustee or nominee; or (2) if you have obtained a legal proxy from your broker, trustee or nominee giving you the legal right to vote your shares, by attending the annual meeting and voting in person.

Voting Electronically

Stockholders of record and beneficial owners may vote electronically by following the instructions provided on their proxy cards prior to 1:00 a.m. CDT on June 6, 2012.

Voting Procedures

The Company’s by-laws provide that each stockholder shall have one vote for each share of stock having voting power, registered in his name on the books of the Company.

Election of Directors

In the election of directors, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each of the nominees.  If you elect to “ABSTAIN” in the election of directors, the abstention will not impact the election of directors.  Only “FOR” and “AGAINST” votes are counted in the election of directors.  As provided in the Company’s corporate by-laws, directors are elected upon a plurality vote of the shareholders.  Therefore, a nominee will only be elected if the votes cast “FOR” the nominee’s election exceed the number of votes cast “AGAINST” the nominee’s election.  Cumulative voting is not permitted in the election of directors.

Voting on Other Business Items

When voting on other business matters, you may vote “FOR,” “AGAINST” or “ABSTAIN.”  If you elect to “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.”  Business proposals, other than the election of the directors, require the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote on those proposals at the annual meeting.

How Shares will be Voted by Proxy or Voting Instructions

If you provide specific instructions with regard to certain proposals, your shares will be voted as you instruct on such proposals.  If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” the Company’s nominees to the Board and ratification of BKM Sowan Horan, LLP as the Company’s independent registered public accounting firm for 2012).

Broker Non-Votes

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.”  Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given.  In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.  Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.  Abstentions have the same effect as votes against the matter except in the election of directors, as described above.

Additional Business Proposals Presented at Meeting

Other than the re-election of a director and the ratification of the selection of the Company’s independent registered public accounting firm, the Board is not aware of any other business to be acted upon at the annual meeting.  However, if you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.  If for any reason any nominee is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Quorum Requirement

The quorum requirement for holding the annual meeting and transacting business is that holders of a majority of the Company stock issued and outstanding and entitled to vote at the meeting, must be present in person or represented by proxy.  Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

STOCKHOLDER PROPOSALS

Stockholder Proposals Intended to be Included in Proxy Statement

You may submit proposals for consideration at future stockholder meetings.  For a stockholder proposal to be considered for inclusion in the Company’s proxy statement for the annual meeting next year, the Corporate Secretary must receive the written proposal at the address above no later than February 8, 2013.  Such proposals also must comply with Securities and Exchange Commission (“SEC”) regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.  Proposals should be addressed to the Corporate Secretary at the address on page 36.

Stockholder Proposals Not Intended to be Included in Proxy Statement

For a stockholder proposal that is not intended to be included in the Company’s proxy statement under SEC Rule 14a-8, the stockholder must submit the proposal so that it is received by the Corporate Secretary not earlier than the close of business 120 days prior to the meeting and not later than the close of business on the later of the following two dates:

(1)           45 days prior to the meeting; and

(2)           10 days after public announcement of the meeting date.

Stockholder Proposals for Director Candidates

You may propose director candidates for consideration by the Board’s Nominating Committee.  Such recommendations shall include the nominee’s name and qualifications for Board membership and shall be received by the Corporation not earlier than the close of business 120 calendar days prior to the meeting and not later than the close of business on the later of the following two dates:

(1)           45 days prior to the meeting; and
(2)           10 days after public announcement of the meeting date.

Proposals for director candidates should be directed to the Corporate Secretary at the address on page 36.

OTHER BUSINESS

As of the date of this proxy statement’s printing, we do not intend to submit any matters to the meeting other than those set forth herein, and we know of no additional matters that will be presented by others. However, if any other business should come before the meeting; the persons named in the enclosed proxy card have discretionary authority to vote your shares with respect to such matters in accordance with their best judgment.

By order of the Board of Directors
Connie Cook
Secretary

Exhibit A

ARABIAN AMERICAN DEVELOPMENT COMPANY
STOCK AND INCENTIVE PLAN

1.0
PURPOSE

The purpose of the Arabian American Development Company Stock and Incentive Plan (the “Plan”) is to provide a means whereby Arabian American Development Company, a Delaware corporation (the “Company”), and its Subsidiaries may attract, motivate and retain highly competent employees and to provide a means whereby selected employees can acquire and maintain stock ownership and receive cash awards, thereby strengthening their concern for the long-term welfare of the Company, The Plan is also intended to provide employees with additional incentive and reward opportunities designed to enhance the profitable growth of the Company over the long term. A further purpose of the Plan is to allow awards under the Plan to Non-employee Directors in order to enhance the Company’s ability to attract and retain highly qualified Directors. Accordingly, the Plan provides for granting Incentive Stock Options, Options which do not constitute Incentive Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Unit Awards, Performance Awards, Stock Value Equivalent Awards, or any combination of the foregoing, as is best suited to the circumstances of the particular employee or Non-employee Director as provided herein.

2.0
DEFINITIONS

The following definitions shall be applicable throughout the Plan unless specifically modified by any paragraph:

2.1	“Award” means, individually or collectively, any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Stock Value Equivalent Award.

2.2	“Award Document” means the relevant award agreement or other document containing the terms and conditions of an Award.

2.3	“Beneficial Owners” shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

2.4	“Board” means the Board of Directors of Arabian American Development Company.

2.5
“Change of Control Value” means, for the purposes of Paragraph 13.6 of Section 13.0, the amount determined in Clause (i), (ii) or (iii), whichever is applicable, as follows: (i) the per share price offered to stockholders of the Company in any merger, consolidation, sale of assets or dissolution transaction, (ii) the per share price offered to stockholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place or (iii) if a Corporate Change occurs other than as described in Clause (i) or Clause (ii), the fair market value per share determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of an Award.  If the consideration offered to stockholders of the Company in any transaction described in this Paragraph 2.5 consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

2.6
“Code” means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

2.7	“Committee” means the Compensation Committee of the Board of Directors of the Company.

2.8	“Common Stock” means the Common Stock, par value $0.10 per share, of the Company.

2.9	“Company” means Arabian American Development Company, a Delaware corporation.

2.10	“Corporate Change” shall conclusively be deemed to have occurred on a Corporate Change Effective Date if an event set forth in any one of the following paragraphs shall have occurred:

2.10.1
any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 25% or more of the combined voting power of the Company’s then outstanding securities; or

2.10.2
the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of Directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

2.10.3
there is consummated a merger or consolidation of the Company or any direct or indirect Subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or any of its affiliates other than in connection with the acquisition by the Company or any of its affiliates of a business) representing 25% or more of the combined voting power of the Company’s then outstanding securities; or

2.10.4
the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale, disposition, lease or exchange by the Company of all or substantially all of the Company’s assets, other than a sale, disposition, lease or exchange by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, a “Corporate Change” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Common Stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

2.11	“Corporate Change Effective Date” shall mean:

2.11.1
the first date that the direct or indirect ownership of 25% or more combined voting power of the Company’s outstanding securities results in a Corporate Change as described in Paragraph 2.10.1 of such definition above; or

2.11.2	the date of the election of Directors that results in a Corporate Change as described in Paragraph 2.10.2 of such definition; or

2.11.3	the date of the merger or consideration that results in a Corporate Change as described in Paragraph 2.10.3 of such definition; or

2.11.4	the date of stockholder approval that results in a Corporate Change as described in Paragraph 2.10.4 of such definition.

2.12	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.13
“Fair Market Value” means, as of any specified date, the closing price of the Common Stock on the New York Stock Exchange (or, if the Common Stock is not then listed on such exchange, such other national securities exchange on which the Common Stock is then listed) on that date, or if no prices are reported on that date, on the last preceding date on which such prices of the Common Stock are so reported or, in the sole discretion of the Committee for purposes of determining the Fair Market Value of the Common Stock at the time of exercise of an Option or a Stock Appreciation Right, such Fair Market Value shall be the prevailing price of the Common Stock as of the time of exercise. If the Common Stock is not then listed or quoted on any national securities exchange but is traded over the counter at the time a determination of its Fair Market Value is required to be made hereunder, its Fair Market Value shall be deemed to be equal to the average between the reported high and low sales prices of Common Stock on the most recent date on which Common Stock was publicly traded. If the Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its Fair Market Value shall be made by the Committee in such manner as it deems appropriate.

2.14	“Holder” means an employee or Non-employee Director of the Company who has been granted an Award.

2.15	“Immediate Family” means, with respect to a particular Holder, the Holder’s spouse, parent, brother, sister, children and grandchildren (including adopted and step children and grandchildren).

2.16           “Incentive Stock Option” means an Option within the meaning of Section 422 of the Code.

2.17	“Minimum Criteria” means a Restriction Period that is not less than three (3) years from the date of grant of a Restricted Stock Award or Restricted Stock Unit Award.

2.18	“Non-employee Director” means a member of the Board who is not an employee or former employee of the Company or its Subsidiaries.

2.19
“Option” means an Award granted under Section 7.0 of the Plan and includes both Incentive Stock Options to purchase Common Stock and Options which do not constitute Incentive Stock Options to purchase Common Stock.

2.20	“Option Agreement” means a written agreement between the Company and a Holder with respect to an Option.

2.21           “Optionee” means a Holder who has been granted an Option.

2.22           “Parent Corporation” shall have the meaning set forth in Section 424(e) of the Code.

2.23           “Performance Award” means an Award granted under Section 11.0 of the Plan.

2.24
“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as theft ownership of stock of the Company.

2.25	“Plan” means the Arabian American Development Company Stock and Incentive Plan, as amended and restated.

2.26           “Restricted Stock Award” means an Award granted under Section 9.0 of the Plan.

2.27	“Restricted Stock Award Agreement” means a written agreement between the Company and a Holder with respect to a Restricted Stock Award.

2.28
“Restricted Stock Unit” means a unit evidencing the right to receive one share of Common Stock or an equivalent value equal to the Fair Market Value of a share of Common Stock (as determined by the Committee) that is restricted or subject to forfeiture provisions.

2.29           “Restricted Stock Unit Award” means as Award granted under Section 10.0 of the Plan.

2.30	“Restricted Stock Unit Award Agreement” means a written agreement between the Company and a Holder with respect to a Restricted Stock Unit Award.

2.31
“Restriction Period” means a period of time beginning as of the date upon which a Restricted Stock Award or Restricted Stock Unit Award is made pursuant to the Plan and ending as of the date upon which the Common Stock subject to such Award is issued (if not previously issued), no longer restricted or subject to forfeiture provisions.

2.32
“Spread” means, in the case of a Stock Appreciation Right, an amount equal to the excess, if any, of the Fair Market Value of a share of Common Stock on the date such right is exercised over the exercise price of such Stock Appreciation Right.

2.33           “Stock Appreciation Right” means an Award granted under Section 8.0 of the Plan.

2.34	“Stock Appreciation Rights Agreement” means a written agreement between the Company and a Holder with respect to an Award of Stock Appreciation Rights.

2.35           “Stock Value Equivalent Award” means an Award granted under Section 12.0 of the Plan.

2.36
“Subsidiary” means a company (whether a corporation, partnership, joint venture or other form of entity) in which the Company or a corporation in which the Company owns a majority of the shares of capital stock, directly or indirectly, owns a greater than 20% equity interest, except that with respect to the issuance of Incentive Stock Options the term “Subsidiary” shall have the same meaning as the term “subsidiary corporation” as defined in Section 424(f) of the Code.

2.37	“Successor Holder” shall have the meaning given such term in Paragraph 15.6 of Section 15.0.

3.0
EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan was adopted by the Board on April 3, 2012, subject to approval by the Company’s stockholders.  Subject to the provisions of Section 8.0, the Plan shall remain in effect until all Options and Stock Appreciation Rights granted under the Plan have been exercised or expired by reason of lapse of time, all restrictions imposed upon Restricted Stock Awards and Restricted Stock Unit Awards have lapsed and all Performance Awards and Stock Value Equivalent Awards have been satisfied; provided, however, that, notwithstanding any other provision of the Plan, Awards shall not be granted under the Plan after June 1, 2015.

4.0
ADMINISTRATION

4.1	Composition of Committee. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company.

4.2
Powers.  The Committee shall have authority, in its discretion, to determine which eligible individuals shall receive an Award, the time or times when such Award shall be made, whether an Incentive Stock Option, nonqualified Option or Stock Appreciation Right shall be granted, the number of shares of Common Stock which may be issued under each Option, Stock Appreciation Right, Restricted Stock Award and Restricted Stock Unit Award, and the value of each Performance Award and Stock Value Equivalent Award. The Committee shall have the authority, in its discretion, to establish the terms and conditions applicable to any Award, subject to any specific limitations or provisions of the Plan. In making such determinations the Committee may take into account the nature of the services rendered by the respective individuals, their responsibility level, their present and potential contribution to the Company’s success and such other factors as the Committee in its discretion shall deem relevant.

4.3
Additional Powers.  The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, the Committee is authorized to construe the Plan and the respective Award Documents executed thereunder to prescribe such rules and regulations relating to the Plan as it may deem advisable to carry out the Plan, and to determine the terms, restrictions and provisions of each Award, including such terms, restrictions and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in any Award Document relating to an Award in the manner and to the extent the Committee shall deem expedient to carry the Award into effect, The determinations of the Committee on the matters referred to in this Article 4.0 shall be conclusive.

4.4
Delegation of Authority.  The Committee may delegate some or all of its power to the Chief Executive Officer of the Company as the Committee deems appropriate; provided, however that (i) the Committee may not delegate its power with regard to the grant of an Award to any person who is a “covered employee” within the meaning of Section 162(m) of the Code or who, in the Committee’s judgment, is likely to be a covered employee at any time during the period an Award to such employee would be outstanding; (ii) the Committee may not delegate its power with regard to the selection for participation in the Plan of an officer or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an Award to such an officer or other person and (iii) any delegation of the power to grant Awards shall be permitted by applicable law.

4.5
Engagement of an Agent. The Company may, in its discretion, engage an agent to (i) maintain records of Awards and Holders’ holdings under the Plan, (ii) execute sales transactions in shares of Common Stock at the direction of Holders, (iii) deliver sales proceeds as directed by Holders, and (iv) hold shares of Common Stock owned without restriction by Holders, including shares of Common Stock previously obtained through the Plan that are transferred to the agent by Holders at their discretion.

Except to the extent otherwise agreed by the Company and the agent, when an individual loses his or her status as an employee or Non-employee Director of the Company, the agent shall have no obligation to provide any further services to such person and the shares of Common Stock previously held by the agent under the Plan may be distributed to the person or his or her legal representative.

5.0
GRANT OF OPTIONS, STOCK APPRECIATION RIGHTS, RESTRICTED STOCK AWARDS, RESTRICTED STOCK UNIT AWARDS, PERFORMANCE AWARDS AND STOCK VALUE EQUIVALENT AWARDS; SHARES SUBJECT TO THE PLAN

5.1
Award Limits.  The Committee may from time to time grant Awards to one or more individuals determined by it to be eligible for participation in the Plan in accordance with the provisions of Section 6.0. The aggregate number of shares of Common Stock that maybe issued under the Plan shall not exceed 1,500,000 shares. Notwithstanding anything contained herein to the contrary, the number of Option shares or Stock Appreciation Rights, singly or in combination, together with shares or share equivalents under Performance Awards granted to any Holder in any one calendar year, shall not in the aggregate exceed 500,000. The cash value determined as of the date of grant of any Performance Award not denominated in Common Stock granted to any Holder in any one calendar year shall not exceed $5,000,000. Any shares which remain unissued and which are not subject to outstanding Options or Awards at the termination of the Plan shall cease to be subject to the Plan, but, until termination of the Plan, the Company shall at all times reserve a sufficient number of shares to meet the requirements of the Plan. Shares shall be deemed to have been issued under the Plan only to the extent actually issued and delivered pursuant to an Award. If Awards are forfeited or are terminated for any other reason before being exercised or settled, then the shares underlying such Awards shall again become available for Awards under the Plan. Stock Appreciation Rights shall be counted in full against the number of shares available for issuance under the Plan, regardless of the number of shares issued upon settlement of the Stock Appreciation Rights. The aggregate number of shares which may be issued under the Plan shall be subject to adjustment in the same manner as provided in Section 13.0 with respect to shares of Common Stock subject to Options then outstanding. The 500,000-share limit on Stock Options and Stock Appreciation Rights Awards, singly or in combination, together with shares or share equivalents under Performance Awards granted to any Holder in any calendar year shall be subject to adjustment in the same manner as provided Section 13.0. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Option which does not constitute an Incentive Stock Option.

5.2	Stock Offered. The stock to be offered pursuant to the grant of an Award may be authorized but also unissued Common Stock or Common Stock previously issued and reacquired by the Company.

6.0
ELIGIBILITY

Only employees of the Company or any Parent Corporation or Subsidiary of the Company and Non-employee Directors shall be eligible for Awards under the Plan as determined by the Committee in its sole discretion. Each Award shall be evidenced in such manner and form as may be prescribed by the Committee.

7.0
STOCK OPTIONS

7.1
Stock Option Agreement.  Each Option shall be evidenced by an Option Agreement between the Company and the Optionee which shall contain such terms and conditions as may be approved by the Committee. The terms and conditions of the respective Option Agreements need not be identical. Specifically, an Option Agreement may provide for the payment of the option price, in whole or in part, by the delivery of a number of shares of Common Stock (plus cash if necessary) having a Fair Market Value equal to such option price.

7.2	Option Period. The term of each Option shall be as specified by the Committee at the date of grant; provided that, in no case, shall the term of an Option exceed ten (10) years.

7.3	Limitations on Exercise of Option. An Option shall be exercisable in whole or in such installments and at such times as determined by the Committee.

7.4
Option Price.  The purchase price of Common Stock issued under each Option shall be determined by the Committee, but such purchase price shall not be less than the Fair Market Value of Common Stock subject to the Option on the date the Option is granted.

7.5
Options and Rights in Substitution for Stock Options Granted by Other Corporations.  Options and Stock Appreciation Rights may be granted under the Plan from time to time in substitution for stock options held by employees of corporations who become, or who became prior to the effective date of the Plan, employees of the Company or of any Subsidiary as a result of a merger or consolidation of the employing corporation with the Company or such Subsidiary, or the acquisition by the Company or a Subsidiary of all or a portion of the assets of the employing corporation, or the acquisition by the Company or a Subsidiary of stock of the employing corporation with the result that such employing corporation becomes a Subsidiary.

7.6
Repricing Prohibited.  Except for adjustments pursuant to Section 13.0, the purchase price of Common Stock for any outstanding Option granted under the Plan may not be decreased after the date of grant nor may an outstanding Option granted under the Plan be surrendered to the Company as consideration for the grant of a new Option with a lower purchase price, cash or a new Award unless there is approval by the Company stockholders. Any other action that is deemed to be a repricing under any applicable rule of the New York Stock Exchange shall be prohibited unless there is approval by the Company stockholders.

8.0
STOCK APPRECIATION RIGHTS

8.1
Stock Appreciation Rights.  A Stock Appreciation Right is the right to receive an amount equal to the Spread with respect to a share of Common Stock upon the exercise of such Stock Appreciation Right.  Stock Appreciation Rights may be granted in connection with the grant of an Option, in which case the Option Agreement will provide that exercise of Stock Appreciation Rights will result in the surrender of the right to purchase the shares under the Option as to which the Stock Appreciation Rights were exercised. Alternatively, Stock Appreciation Rights may be granted independently of Options in which case each Award of Stock Appreciation Rights shall be evidenced by a Stock Appreciation Rights Agreement between the Company and the Holder which shall contain such terms and conditions as may be approved by the Committee. The terms and conditions of the respective Stock Appreciation Rights Agreements need not be identical. The Spread with respect to a Stock Appreciation Right may be payable either in cash, shares of

Common Stock with a Fair Market Value equal to the Spread or in a combination of cash and shares of Common Stock as determined by the Committee in its sole discretion.

8.2
Exercise Price.  The exercise price of each Stock Appreciation Right shall be determined by the Committee, but such exercise price shall not be less than the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right is granted.

8.3
Exercise Period.  The term of each Stock Appreciation Right shall be as specified by the Committee at the date of grant; provided that, in no case, shall the term of a Stock Appreciation Right exceed ten (10) years.

8.4	Limitations on Exercise of Stock Appreciation Right. A Stock Appreciation Right shall be exercisable in whole or in such installments and at such times as determined by the Committee.

8.5
Repricing Prohibited.  Except for adjustments pursuant to Section 13.0, the exercise price of a Stock Appreciation Right may not be decreased after the date of grant nor may an outstanding Stock Appreciation Right granted under the Plan be surrendered to the Company as consideration for the grant of a new Stock Appreciation Right with a lower exercise price, cash or a new Award unless there is approval by the Company stockholders. Any other action that is deemed to be a repricing under any applicable rule of the New York Stock Exchange shall be prohibited unless there is approval by the Company stockholders.

9.0
RESTRICTED STOCK AWARDS

9.1
Restricted Period To Be Established by the Committee.  The Committee shall establish the Restriction Period applicable to Restricted Stock Awards; provided, however, that, except as set forth below and as permitted by Paragraph 9.2 of this Section 9.0, such Restriction Period shall not be less than the Minimum Criteria.  An Award which provides for the lapse of restrictions on shares applicable to such Award in equal annual installments over a period of at least three (3) years from the date of grant shall be deemed to meet the Minimum Criteria.  The foregoing notwithstanding, with respect to Restricted Stock Awards and Restricted Stock Unit Awards of up to an aggregate of 100,000 shares (subject to adjustment as set forth in Section 13.0), the Minimum Criteria shall not apply and the Committee may establish such lesser Restriction Periods applicable to such Awards as it shall determine in its discretion.  Subject to the foregoing, each Restricted Stock Award may have a different Restriction Period, in the discretion of the Committee.  The Restriction Period applicable to a particular Restricted Stock Award shall not be changed except as permitted by Paragraph 9.2 of this Section or by Section 13.0.

9.2
Other Terms and Conditions.  Common Stock awarded pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Holder of such Restricted Stock Award or, at the option of the Company, in the name of a nominee of the Company.  The Holder shall have the right to receive dividends during the Restriction Period, to vote the Common Stock subject thereto and to enjoy all other stockholder rights, except that (i) the Holder shall not be entitled to possession of the stock certificate until the Restriction Period shall have expired, (ii) the Company shall retain custody of the stock during the Restriction Period, (iii) the Holder may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the stock during the Restriction Period, and (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Award shall cause a forfeiture of the Restricted Stock Award.  The Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the termination of a Holder’s service (by retirement, disability, death or otherwise) prior to expiration of the Restriction Period as shall be set forth in a Restricted Stock Award Agreement.

9.3
Payment for Restricted Stock.  A Holder shall not be required to make any payment for Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law and except that the Committee may, in its discretion, charge the Holder an amount in cash not in excess of the par value of the shares of Common Stock issued under the Plan to the Holder.

9.4
Miscellaneous.  Nothing in this Article shall prohibit the exchange of shares issued under the Plan (whether or not then subject to a Restricted Stock Award) pursuant to a plan of reorganization for stock or securities in the Company or another corporation a party to the reorganization, but the stock or securities so received for shares then subject to the restrictions of a Restricted Stock Award shall become subject to the restrictions of such Restricted Stock Award. Any shares of stock received as a result of a stock split or stock dividend with respect to shares then subject to a Restricted Stock Award shall also become subject to the restrictions of the Restricted Stock Award.

10.0
RESTRICTED STOCK UNIT AWARDS

10.1
Restricted Period To Be Established by the Committee.  The Committee shall establish the Restriction Period applicable to such Award; provided, however, that except as set forth below and as permitted by Paragraph 10.2 of this Section 10.0, such Restriction Period shall not be less than the Minimum Criteria.  An Award which provides for the lapse of restrictions applicable to such Award in equal annual installments over a period of at least three (3) years from the date of grant shall be deemed to meet the Minimum Criteria. The foregoing notwithstanding, with respect to Restricted Stock Awards and Restricted Stock Unit Awards of up to an aggregate of 100,000 shares (subject to adjustment as set forth in Section 13.0), the Minimum Criteria shall not apply and the Committee may establish such lesser Restriction Periods applicable to such Awards as it shall determine in its discretion.  Subject to the foregoing, each Restricted Stock Unit Award may have a different Restriction Period, in the discretion of the Committee.  The Restriction Period applicable to a particular Restricted Stock Unit Award shall not be changed except as permitted by Paragraph 10.2 of this Section or by Section 13.0.

10.2
Other Terms and Conditions.  The Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to the Restricted Stock Unit Award, including, but not limited to, rules pertaining to the termination of a Holder’s service (by retirement, disability, death or otherwise) prior to expiration of the Restriction Period as shall be set forth in a Restricted Stock Unit Award Agreement.  Cash dividend equivalents may be converted into additional Restricted Stock Units or may be paid during, or may be accumulated and paid at the end of, the Restriction Period with respect to a Restricted Stock Unit Award, as determined by the Committee.  The Committee, in its sole discretion, may provide for the deferral of a Restricted Stock Unit Award.

10.3
Payment for Restricted Stock Unit.  A Holder shall not be required to make any payment for Common Stock received pursuant to a Restricted Stock Unit Award, except to the extent otherwise required by law and except that the Committee may, in its discretion, charge the Holder an amount in cash not in excess of the par value of the shares of Common Stock issued under the Plan to the Holder.

10.4
Restricted Stock Units in Substitution for Units Granted by Other Corporations.  Restricted Stock Unit Awards may be granted under the Plan from time to time in substitution for restricted stock units held by employees of corporations who become, or who became prior to the effective date of the Plan, employees of the Company or of any Subsidiary as a result of a merger or consolidation of the employing corporation with the Company or such Subsidiary, or the acquisition by the Company or a Subsidiary of all or a portion of the assets of the employing corporation, or the acquisition by the Company or a Subsidiary of stock of the employing corporation with the result that such employing corporation becomes a Subsidiary.

11.0
PERFORMANCE AWARDS

11.1
Performance Period.  The Committee shall establish, with respect to and at the time of each Performance Award, a performance period over which the performance applicable to the Performance Award of the Holder shall be measured.

11.2	Performance Awards. Each Performance Award may have a maximum value established by the Committee at the time of such Award.

11.3
Performance Measures.  A Performance Award granted under the Plan that is intended to qualify as qualified performance-based compensation under Section 162(m) of the Code shall be awarded contingent upon the achievement of one or more performance measures. The performance criteria for Performance Awards shall consist of objective tests based on the following: earnings, cash flow, cash value added performance, stockholder return and/or value, revenues, operating profits (including EBITDA), net profits, earnings per share, stock price, cost reduction goals, debt to capital ratio, financial return ratios, profit return and margins, market share, working capital and customer satisfaction.  The Committee may select one criterion or multiple criteria for measuring performance.  Performance criteria may be measured on corporate, subsidiary or business unit performance, or on a combination thereof. Further, the performance criteria may be based on comparative performance with other companies or other external measure of the selected performance criteria.  A Performance Award that is not intended to qualify as qualified performance-based compensation under Section 162(m) of the Code shall be based on achievement of such goals and be subject to such terms, conditions and restrictions as the Committee or its delegate shall determine.

11.4
Payment.  Following the end of the performance period, the Holder of a Performance Award shall be entitled to receive payment of an amount, not exceeding the maximum value of the Performance Award, if any, based on the achievement of the performance measures for such performance period, as determined by the Committee in its sole discretion. Payment of a Performance Award (i) may be made in cash, Common Stock or a combination thereof, as determined by the Committee in its sole discretion, (ii) shall be made in a lump sum or in installments as prescribed by the Committee in its sole discretion, and (iii) to the extent applicable, shall be based on the Fair Market Value of the Common Stock on the payment date.

11.5	Termination of Service. The Committee shall determine the effect of termination of service during the performance period on a Holder’s Performance Award.

12.0
STOCK VALUE EQUIVALENT AWARDS

12.1
Stock Value Equivalent Awards.  Stock Value Equivalent Awards are rights to receive an amount equal to the Fair Market Value of shares of Common Stock or rights to receive an amount equal to any appreciation or increase in the Fair Market Value of Common Stock over a specified period of time, which vest over a period of time as established by the Committee, without payment of any amounts by the Holder thereof (except to the extent otherwise required by law) or satisfaction of any performance criteria or objectives. Each Stock Value Equivalent Award may have a maximum value established by the Committee at the time of such Award.

12.2	Award Period. The Committee shall establish a period over which each Stock Value Equivalent Award shall vest with respect to the Holder.

12.3
Payment.  Following the end of the determined period for a Stock Value Equivalent Award, the Holder of a Stock Value Equivalent Award shall be entitled to receive payment of an amount, not exceeding the maximum value of the Stock Value Equivalent Award, if any, based on the then vested value of the Award. Payment of a Stock Value Equivalent Award (i) shall be made in cash, (ii) shall be made in a lump sum or in installments as prescribed by the Committee in its sole discretion, and (iii) shall be based on the Fair Market Value of the Common Stock on the payment date.  Cash dividend equivalents may be paid during, or may be accumulated and paid at the end of the determined period with respect to a Stock Value Equivalent Award, as determined by the Committee.

12.4	Termination of Service. The Committee shall determine the effect of termination of service during the applicable vesting period on a Holder’s Stock Value Equivalent Award.

13.0
RECAPITALIZATION OR REORGANIZATION

13.1
Except as hereinafter otherwise provided, in the event of any recapitalization, reorganization, merger, consolidation, combination, exchange, stock dividend, stock split extraordinary dividend or divestiture (including a spin-off) or any other change in the corporate structure or shares of Common Stock occurring after the date of the grant of an Award, the Committee shall, in its discretion, make such adjustment as to the number and price of shares of Common Stock or other consideration subject to such Awards as the Committee shall deem appropriate in order to prevent dilution or enlargement of rights of the Holders.

13.2
The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities having any priority or preference with respect to or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

13.3
The shares with respect to which Options, Stock Appreciation Rights or Restricted Stock Units may be granted are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration of an Option, Stock Appreciation Rights or Restricted Stock Unit Award, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such Award relates or may thereafter be exercised (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and, as applicable, the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and, as applicable, the purchase price per share shall be proportionately increased.

13.4
If the Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise of an Option or Stock Appreciation Right or payment in settlement of a Restricted Stock Unit Award theretofore granted, the Holder shall be entitled to purchase or receive, as applicable, under such Award, in lieu of the number of shares of Common Stock as to which such Award relates or shall then be exercisable, the number and class of shares of stock and securities and the cash and other property to which the Holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Holder had been the holder of record of the number of shares of Common Stock then covered by such Award.

13.5
In the event of a Corporate Change, unless an Award Document otherwise provides, as of the Corporate Change Effective Date (i) any outstanding Options and Stock Appreciation Rights shall become immediately vested and fully exercisable, (ii) any restrictions on Restricted Stock Awards or Restricted Stock Unit Awards shall immediately lapse, (iii) all performance measures upon which an outstanding Performance Award is contingent shall be deemed achieved and the Holder shall receive a payment equal to the maximum amount of the Award he or she would have been entitled to receive, prorated to the Corporate Change Effective Date, and (iv) any outstanding cash Awards including, but not limited to, Stock Value Equivalent Awards shall immediately vest and be paid based on the vested value of the Award.

13.6
In the relevant Award Document, the Committee may provide that, no later than two (2) business days prior to any Corporate Change referenced in Clause (ii), (iii) or (iv) of the definition thereof or ten (10) business days after any Corporate Change referenced in Clause (i) of the definition thereof, the Committee may, in its sole discretion, (i) require the mandatory surrender to the Company by selected Optionees of some or all of the outstanding Options held by such Optionees (irrespective of whether such Options are then exercisable under the provisions of the Plan) as of a date (before or after a Corporate Change) specified by the Committee, in which event the Committee shall thereupon cancel such Options and pay to each Optionee an amount of cash per share equal to the excess, if any, of the Change of Control Value of the shares subject to such Option over the exercise price(s) under such Options for such shares, (ii) require the mandatory surrender to the Company by selected Holders of Stock Appreciation Rights of some or all of the outstanding Stock Appreciation Rights held by such Holders (irrespective of whether such Stock Appreciation Rights are then exercisable under the provisions of the Plan) as of a date (before or after a Corporate Change) specified by the Committee, in which event the Committee shall thereupon cancel such Stock Appreciation Rights and pay to each Holder an amount of cash equal to the Spread with respect to such Stock Appreciation Rights with the Fair Market Value of the Common Stock at such time to be deemed to be the Change of Control Value, or (iii) require the mandatory surrender to the Company by selected Holders of Restricted Stock Awards, Restricted Stock Unit Awards or Performance Awards of some or all of the outstanding Awards held by such Holder (irrespective of whether such Awards are vested under the provisions of the Plan) as of a date (before or after a Corporate Change) specified by the Committee, in which event the Committee shall thereupon cancel such Awards and pay to each Holder an amount of cash equal to the Change of Control Value of the shares, if the Award is denominated in Common Stock, or an amount of cash equal to the Fair Market Value of the Common Stock at such time, if the Award is not denominated in Common Stock.

13.7
Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards theretofore granted, the purchase price per share of Common Stock subject to Options or the calculation of the Spread with respect to Stock Appreciation Rights.

13.8	Notwithstanding the foregoing, the provisions of this Section 13.0 shall be administered in accordance with Section 409A of the Code to the extent required to avoid the taxes imposed thereunder.

14.0
AMENDMENT OR TERMINATION OF THE PLAN

The Board in its discretion may terminate the Plan or alter or amend the Plan or any part thereof from time to time; provided that no change in any Award theretofore granted may be made which would impair the rights of the Holder without the consent of the Holder, and provided, further, that the Board may not, without approval of the stockholders, amend the Plan to effect a “material revision” of the Plan, where a “material revision” includes, but is not limited to, a revision that: (a) materially increases the benefits accruing to a Holder under the Plan, (b) materially increases the aggregate number of securities that may be issued under the Plan, (c) materially modifies the requirements as to eligibility for participation in the Plan, or (d) changes the types of awards available under the Plan.

15.0
OTHER

15.1
No Right to an Award.  Neither the adoption of the Plan nor any action of the Board or of the Committee shall be deemed to give an employee or a Non-employee Director any right to be granted an Option, a Stock Appreciation Right, a right to a Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Stock Value Equivalent Award or any other rights hereunder except as may be evidenced by an Award or by an Option or Stock Appreciation Agreement duly executed on behalf of the Company, and then only to the extent of and on the terms and conditions expressly set forth therein. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the payment of any Award.

15.2
No Employment Rights Conferred. Nothing contained in the Plan or in any Award made hereunder shall: (i) confer upon any employee any right to continuation of employment with the Company or any Subsidiary; or (ii) interfere in any way with the right of the Company or any Subsidiary to terminate his or her employment at any time.

15.3
No Rights to Serve as a Director Conferred.  Nothing contained in the Plan or in any Award made hereunder shall confer upon any Director any right to continue their position as a Director of the Company.

15.4
Other Laws; Withholding.  The Company shall not be obligated to issue any Common Stock pursuant to any Award granted under the Plan at any time when the offering of the shares covered by such Award has not been registered under the Securities Act of 1933 and such other state, federal or foreign laws, rules or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the issuance and sale of such shares.  No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid.  The Company shall have the right to deduct in connection with all Awards any taxes required by law to be withheld and to require any payments necessary to enable it to satisfy its withholding obligations.  The Committee may permit the Holder of an Award to elect to surrender, or authorize the Company to withhold, shares of Common Stock (valued at their Fair Market Value on the date of surrender or withholding of such shares) in satisfaction of the Company’s withholding obligation, subject to such restrictions as the Committee deems appropriate.

15.5
No Restriction on Corporate Action.  Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking any corporate action which is deemed by the Company or such Subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No other beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

15.6
Restrictions on Transfer.  Except as otherwise provided herein, an Award shall not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by a Holder other than by will or the laws of descent and distribution or pursuant to a “qualified domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as

amended, and shall be exercisable during the lifetime of the Holder only by such Holder, the Holder’s guardian or legal representative, a transferee under a qualified domestic relations order or a transferee as described below.  The Committee may prescribe and include in the respective Award Documents hereunder other restrictions on transfer.  Any attempted assignment or transfer in violation of this section shall be null and void.  Upon a Holder’s death, the Holder’s personal representative or other person entitled to succeed to the rights of the Holder (the “Successor Holder”) may exercise such rights as are provided under the applicable Award Document.  A Successor Holder must furnish proof satisfactory to the Company of his or her rights to exercise the Award under the Holder’s will or under the applicable laws of descent and distribution.  Notwithstanding the foregoing, the Committee shall have the authority, in its discretion, to grant (or to sanction by way of amendment to an existing grant) Awards (other than Incentive Stock Options) which may be transferred by the Holder for no consideration to or for the benefit of the Holder’s Immediate Family, to a trust solely for the benefit of the Holder and his Immediate Family, or to a partnership or limited liability company in which the Holder and members of his Immediate Family have at least 99% of the equity, profit and loss interest, in which case the Award Document shall so state.  A transfer of an Award pursuant to this Paragraph (f) shall be subject to such rules and procedures as the Committee may establish.  In the event an Award is transferred as contemplated in this Paragraph (f), such Award may not be subsequently transferred by the transferee except by will or the laws of descent and distribution, and such Award shall continue to be governed by and subject to the terms and limitations of the Plan and the relevant written instrument for the Award and the transferee shall be entitled to the same rights as the Holder under Sections 13.0 and 14.0 hereof as if no transfer had taken place.  No transfer shall be effective unless and until written notice of such transfer is provided to the Committee, in the form and manner prescribed by the Committee.  The consequences of termination of employment shall continue to be applied with respect to the original Holder, following which the Awards shall be exercised by the transferee only to the extent and for the periods specified in the Plan and the related Award Document.  The Option Agreement, Stock Appreciation Rights Agreement, Restricted Stock Award Agreement, Restricted Stock Unit Award Agreement or other Award Document shall specify the effect of the death of the Holder on the Award.

15.7
Governing Law.  This Plan shall be construed in accordance with the laws of the State of Texas, except to the extent that it implicates matters which are the subject of the General Corporation Law of the State of Delaware which matters shall be governed by the latter law.

15.8
Foreign Awardees.  Without amending the Plan, the Committee may grant Awards to eligible persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with the provisions of laws and regulations in other countries or jurisdictions in which the Company or its Subsidiaries operate.